Exhibit 10.25
Execution Version

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF JULY 9, 2014
AMONG
ROADRUNNER TRANSPORTATION SYSTEMS, INC.,

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and LC Issuer

and CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

U.S. BANK NATIONAL ASSOCIATION
as Joint Bookrunner and Joint Lead Arranger

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,
SUNTRUST ROBINSON HUMPHREY, INC.,
BRANCH BANKING AND TRUST CO.,
KEYBANK NATIONAL ASSOCIATION
BMO HARRIS BANK N.A., AND
PNC BANK, NATIONAL ASSOCIATION
as Joint Bookrunners and Joint Lead Arrangers

REGIONS BANK,
SUNTRUST BANK,
BRANCH BANKING AND TRUST CO.,
KEYBANK NATIONAL ASSOCIATION, AND
BMO HARRIS BANK N.A.
as Co-Syndication Agents

PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agent

i

5.9.	ERISA	39
5.10.	Accuracy of Information	39
5.11.	Regulation U	39
5.12.	Material Agreements	40
5.13.	Compliance With Laws	40
5.14.	Ownership of Properties; Perfection of Liens	40
5.15.	Plan Assets; Prohibited Transactions	40
5.16.	Environmental Matters	40
5.17.	Investment Company Act	40
5.18.	Insurance	40
5.19.	Real Property	41
5.20.	Solvency	41
5.21.	Intellectual Property	41
5.22.	Labor Matters	41
5.23.	No Default	41
5.24.	Burdensome Restrictions	41
5.25.	U.S.A. Patriot Act	41
5.26.	Foreign Assets Control Regulations and Anti-Money Laundering	41

ARTICLE VI COVENANTS		42

6.1.	Financial Reporting	42
6.2.	Use of Proceeds	42
6.3.	Notice of Event of Default; ERISA Matters	43
6.4.	Conduct of Business	43
6.5.	Formation of Subsidiaries	43
6.6.	Taxes	43
6.7.	Insurance	43
6.8.	Compliance with Laws	44
6.9.	Maintenance of Properties	44
6.10.	Inspection	44
6.11.	Books and Records	44
6.12.	Compliance with Material Contracts	44
6.13.	ERISA	44
6.14.	Environmental Matters; Reporting	44
6.15.	Reaffirmation of Guaranties	45
6.16.	Further Assurances; Cash Management and Post-Closing Obligations	45
6.17.	Indebtedness	45
6.18.	Merger	46
6.19.	Sale of Assets	46
6.20.	Investments	47
6.21.	Acquisitions	47
6.22.	Liens	48
6.23.	Transactions with Affiliates	49
6.24.	Subordinated Indebtedness	49
6.25.	ERISA Plans	49
6.26.	Change in Nature of Business	49
6.27.	Subsidiaries	49

6.28.	Negative Pledges; Subsidiary Restrictions	49
6.29.	Restricted Payments	49
6.30.	Accounting Changes; Organizational Documents	50
6.31.	Advisory Agreement	50
6.32.	Financial Covenants	50
6.33.	[Reserved]	50
6.34.	Keepwell	50

ARTICLE VII DEFAULTS		51

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		52

8.1.	Acceleration; Remedies	52
8.2.	Application of Funds	53
8.3.	Amendments	54
8.4.	Preservation of Rights	54

ARTICLE IX GENERAL PROVISIONS		54
9.1.	Survival of Representations	54
9.2.	Governmental Regulation	55
9.3.	Headings	55
9.4.	Entire Agreement	55
9.5.	Several Obligations; Benefits of this Agreement	55
9.6.	Expenses; Indemnification	55
9.7.	Numbers of Documents	56
9.8.	Accounting	56
9.9.	Severability of Provisions	56
9.10.	Nonliability of Lenders	56
9.11.	Confidentiality	56
9.12.	Nonreliance	56
9.13.	Disclosure	56
9.14.	U.S.A. PATRIOT ACT NOTIFICATION	56

ARTICLE X THE ADMINISTRATIVE AGENT		57

10.1.	Appointment; Nature of Relationship	57
10.2.	Powers	57
10.3.	General Immunity	57
10.4.	No Responsibility for Loans, Recitals, etc	57
10.5.	Action on Instructions of Lenders	57
10.6.	Employment of Administrative Agents and Counsel	57
10.7.	Reliance on Documents; Counsel	58
10.8.	Administrative Agent’s Reimbursement and Indemnification	58
10.9.	Notice of Event of Default	58
10.10.	Rights as a Lender	58
10.11.	Lender Credit Decision, Legal Representation	58
10.12.	Successor Administrative Agent	59
10.13.	Administrative Agent and Arranger Fees	59
10.14.	Delegation to Affiliates	59
10.15.	Execution of Collateral Documents	59
10.16.	Collateral Releases	59

10.17.	Other Agents; Arrangers, Etc	60

ARTICLE XI SETOFF; RATABLE PAYMENTS		60

11.1.	Setoff	60
11.2.	Ratable Payments	60

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		60

12.1.	Successors and Assigns	60
12.2.	Participations	61
12.3.	Assignments	61
12.4.	Dissemination of Information	62
12.5.	Tax Treatment	62

ARTICLE XIII NOTICES		62

13.1.	Notices; Effectiveness; Electronic Communication	62

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; EFFECT OF EXISTING AGREEMENTS		63

14.1.	Counterparts; Effectiveness	63
14.2.	Electronic Execution of Assignments	63
14.3.	Effect of Existing Credit Agreement and Existing Security Documents	64

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		64

15.1.	CHOICE OF LAW	64
15.2.	CONSENT TO JURISDICTION	64
15.3.	WAIVER OF JURY TRIAL	64

PRICING SCHEDULE
EXHIBIT A - Form of Compliance Certificate
EXHIBIT B - Form of Assignment and Assumption Agreement
EXHIBIT C - Form of Borrowing Notice
EXHIBIT D - Form of Revolving Note
EXHIBIT E - Form of Term Note
EXHIBIT F - Form of Swing Line Note

SCHEDULE 1 - Commitments
SCHEDULE 1(a) - EBITDA
SCHEDULE 2.1 - Outstanding Obligations
SCHEDULE 5.8 - Subsidiaries
SCHEDULE 5.14 - Ownership of Properties
SCHEDULE 5.16 - Environmental Matters
SCHEDULE 5.19 - Real Property
SCHEDULE 5.22 - Labor Matters
SCHEDULE 6.17 - Indebtedness
SCHEDULE 6.20 - Investments
SCHEDULE 6.22 - Liens

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fifth Amended and Restated Credit Agreement (the “Agreement”), dated as of July 9, 2014, is among Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Borrower”), the Lenders and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and Administrative Agent.
The Borrower, as borrower, certain lenders party thereto, and the LC Issuer, Swing Line Lender, and Administrative Agent are parties to a Fourth Amended and Restated Credit Agreement, dated as of August 9, 2013 (as amended prior to the date hereof, the “Existing Credit Agreement”). The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement, which shall continue the revolving credit, swing line and letter of credit facilities to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement:
“2010 Closing Date” means May 18, 2010.
“Account Debtor” means the account debtor or obligor with respect to any of the Receivables.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Restatement Date, by which the Borrower or any of its Subsidiaries (i) acquires any going concern or business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Acquisition Agreement (Marisol)” means the Membership Interest Purchase Agreement dated as of July 25, 2013, by and among Group Transportation Services Holdings, Inc., Marisol International LLC, and the “Owners” as defined therein.
“Acquisition Documents” is defined in Section 6.3.
“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
“Advisor” means HCI Equity Management, L.P., a Delaware limited partnership.
“Advisory Agreement” means the Advisory Agreement dated the 2010 Closing Date between the Advisor (as successor in interest and assignee to Thayer | Hidden Creek Management, L.P.) and the Borrower and expressly providing that all advisory fees and other payments thereunder are subject to the terms of this Agreement.
“Advisory Fee Subordination Agreement” means the Amended and Restated Advisory Fee Subordination Agreement dated as of the May 2011 Closing Date, between the Advisor and the Administrative Agent providing for the subordination of Advisory Fees to the Obligations in accordance with the terms of this Agreement.

“Advisory Fees” means all amounts payable by the Borrower to the Advisor pursuant to Section 4 of the Advisory Agreement.
“Affected Lender” is defined in Section 2.18.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the Restatement Date and immediately following the funding of the Term Loan, the Aggregate Commitment is $550,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the Restatement Date, the Aggregate Revolving Commitment is $350,000,000.
“Aggregate Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposure of all of the Lenders.
“Aggregate Term Loan Commitment” means, at any time, the aggregate of the Term Loan Commitments of all of the Lenders. As of the Restatement Date, the Aggregate Term Loan Commitment is $200,000,000.
“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.
“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum that is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means U.S. Bank, Regions Capital Markets, a Division of Regions Bank, SunTrust Robinson Humphrey, Inc., Branch Banking and Trust Co., KeyBank National Association, BMO Harris Bank, N.A., PNC Bank, National Association and each of their successors, in their capacities as Joint Lead Arrangers and Joint Book Runners.
“Article” means an article of this Agreement unless another document is specifically referenced.
“August 2011 Closing Date” means August 31, 2011.
“Authorized Officer” means any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of the Borrower or, if applicable its Subsidiaries, in each case, acting singly.
“Available Aggregate Revolving Commitment” means, at any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Revolving Credit Exposure at such time.

“Base Rate” means with respect to a Base Rate Advance, as of any date of determination, the sum of (i) the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, and (c) the Daily Reset LIBOR Rate plus 1.50% and (ii) the Applicable Margin.
“Base Rate Advance” means an Advance that, except as otherwise provided in Section 2.9, bears interest at the Base Rate, in each case as the Base Rate changes from time to time.
“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.9, bears interest at the Base Rate.
“Borrower” means Roadrunner Transportation Systems, Inc., a Delaware corporation, and its successors and assigns.
“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder; provided, that the only Borrowing Date in respect of Term Loans shall be the Restatement Date.
“Borrowing Notice” is defined in Section 2.6.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capital Expenditures” means, for any period, all expenditures for property, plant or equipment that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries, excluding expenditures in respect of Capitalized Leases, and expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with proceeds reinvested on dispositions of assets allowed under this Agreement.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalent Investments” means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P’s or P-l by Moody’s, (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) that (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds that invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Administrative Agent.
“Cash Management Services” means any banking services provided to the Borrower or any Subsidiary by one or more of the Lenders or any of their Affiliates (other than pursuant to this Agreement), including without limitation (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Cash Management Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Cash Management Services.
“Change” is defined in Section 3.2(a).
“Change in Control” means (i) the acquisition by any Person (other than HCI Equity Partners L.L.C. or its Affiliates), or two or more Persons acting in concert (other than HCI Equity Partners L.L.C. or its Affiliates), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of the Borrower; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” means all Property pledged, assigned, mortgaged, or otherwise conveyed to the Administrative Agent pursuant to a Collateral Document as security for the Obligations.
“Collateral Documents” means, collectively, the Security Agreement, any Control Agreements, any collateral assignments of intellectual property, and any other pledge agreement, security agreement, mortgage, deed of trust, or other similar instrument or document, each as amended, restated, supplemented or otherwise modified from time to time.
“Collateral Shortfall Amount” is defined in Section 8.1.
“Commitment” means, for each Lender, such Lender’s Revolving Commitment and Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.
“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate of all amounts that, in accordance with GAAP, would be included as net income (or net loss) of the Borrower and its Subsidiaries for such period, excluding any gains and/or losses from dispositions of any assets allowed under this Agreement, any extraordinary gains, any extraordinary losses and any gains and/or losses from discontinued operations.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of or otherwise becomes or is contingently liable upon the obligation or liability of any other Person, agrees to maintain the net worth, working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Control Agreement” means a control agreement for deposit accounts, sweep accounts, securities accounts or other investment accounts, granting the Administrative Agent control over such accounts in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under § 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.7.
“Credit Extension” means the making of an Advance or the issuance of a Facility LC.
“Credit Parties” means the Borrower and the Guarantors.

“Daily Reset LIBOR Rate” means the one-month LIBOR rate quoted by the Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be rounded up to the nearest one-sixteenth percent. The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
“Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LCs or Swing Line Loans within three Business Days of the date required in the determination of the Administrative Agent to be funded by it hereunder, unless such failure to fund is the result of a good faith dispute of which the Administrative Agent has written notice, (b) notified the Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans; provided that such Lender shall cease to be a Defaulting Lender upon receipt by the Administrative Agent of such written confirmation from such Lender, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) (A) become the subject of a bankruptcy or insolvency proceeding, (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian or appointed for it, (C) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (D) a parent company that has become the subject of a bankruptcy or insolvency proceeding, (E) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or (F) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.
“Dollar” and “$” mean the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, each of the following, without duplication, for such period: (a) Interest Expense, (b) income tax expense, (c) depreciation, (d) amortization, (e) documented transaction expenses actually paid or expensed and reasonably acceptable to the Administrative Agent related to Permitted Acquisitions or any other Acquisition consented to by the Administrative Agent and the Required Lenders in accordance with the terms of this Agreement, (f) other noncash charges required by GAAP (including, without limitation, those resulting from purchase accounting and the grant by Borrower of stock options and other equity-related incentives) and (g) Advisory Fees paid to the Advisor during such period so long as such Advisory Fees are subject to subordination to the Obligations pursuant to the Advisory Fee Subordination Agreement and minus any and all advisory fees paid to any Person that is not an Affiliate of the Borrower (excluding the Advisory Fees). Notwithstanding the foregoing, EBITDA for (i) the fiscal quarters ending September 30, 2013, December 31, 2013, and March 31, 2014, shall be as set forth on Schedule 1(a) and (ii) the fiscal quarter ending June 30, 2014, shall be the actual EBITDA for such quarter, calculated in accordance with the definition of “EBITDA” set forth herein.

“Eligible Assignee” means (a) a Lender or an Affiliate of a Lender; (b) an Approved Fund; (c) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (d) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); or (e) the central bank of any country that is a member of the OECD; provided, however, that (x) neither the Borrower nor an Affiliate of the Borrower, (y) no natural person and (z) no Defaulting Lender shall qualify as an Eligible Assignee.
“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equity Interests” means all shares, interests, participations or other equivalents, however designated, of or in a corporation, a limited liability company, a general partnership, a limited liability partnership, or a limited partnership, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under § 414(b) or (c) of the Code or, solely for purposes of § 302 of ERISA and § 412 of the Code, is treated as a single employer under § 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in § 412 of the Code or § 302 of ERISA), whether or not waived; (c) the filing pursuant to § 412(d) of the Code or § 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurocurrency Advance” means an Advance that, except as otherwise provided in Section 2.9, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable interest settlement rate for deposits in Dollar LIBOR appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate reasonably determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.
“Eurocurrency Loan” means a Loan that, except as otherwise provided in Section 2.9, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
“Event of Default” is defined in Article VII.
“Excess Cash Flow” means, for any period of determination, (a) EBITDA for such period, minus (b) income taxes, real property taxes and franchise taxes, in each case paid in cash, and Interest Expense paid in cash, minus (c) all scheduled principal payments made in respect of Indebtedness during such period (excluding mandatory prepayments upon the Loans made with Excess Cash Flow pursuant to Section 2.1(e)(ii)), minus (d) any voluntary prepayment of Indebtedness permitted pursuant to Section 6.17 and Section 6.29 (excluding, for the avoidance of doubt, any amounts that were applied to the Term Loans and that reduce the payment of Excess Cash pursuant to Section 2.1(e)(ii)(B)), provided that such prepayment is a permanent reduction of such Indebtedness, minus (e) all Capital Expenditures made in cash during such period, minus (f) the Permitted Earn-Out Payments made during such period to the extent permitted by Section 6.29, minus (g) reasonable and documented transaction expenses paid in cash, in each case, to the extent such expenses are added back to EBITDA pursuant to clause (e) thereof, plus or minus (as appropriate) (h) the net change in working capital (excluding changes in cash and Cash Equivalents, changes in current Indebtedness, changes in Revolving Loans, changes in deferred taxes and changes in the deferred revenue account), in each case without duplication and as calculated in accordance with GAAP and on a consolidated basis for the Borrower and its Subsidiaries.
“Excluded Controlled Account” means a deposit account of the Borrower and its Subsidiaries designated as an “Excluded Controlled Account” on Schedule II of the Security Agreement as updated from time to time, in each case so long as such account does not replace an account established with a Lender as of the Restatement Date and so long as each such deposit account is subject to a duly executed and effective Control Agreement.
“Excluded Local Operating Accounts” means the deposit accounts of the Borrower and its Subsidiaries used primarily for local receipts and disbursements and other general operating purposes and designated as an “Excluded Local Operating Account” on Schedule II of the Security Agreement as updated from time to time, provided that (a) no one such deposit account shall have more than $250,000 on deposit for a period of more than five consecutive Business Days and (b) all such deposit accounts shall not have more than $2,500,000 on deposit in the aggregate for a period of more than five consecutive Business Days.
“Excluded Payroll Accounts” means the deposit accounts of the Borrower and its Subsidiaries designated as “Excluded Payroll Accounts” on Schedule II of the Security Agreement as updated from time to time and used solely for the payment of payroll and other benefit obligations of its employees.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Documents to which such Credit Party is party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes unlawful under the Commodity Exchange Act or any rule or regulation promulgated thereunder (or the application or official interpretation of any provision thereof) by virtue of such Credit Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any such Loan Document becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” is defined in the Preliminary Statements hereto.
“Existing Interest and Fees” means accrued and unpaid interest and fees under the Existing Credit Agreement as set forth on Schedule 2.1.
“Existing Lender” is defined in Section 2.1(a)(i).
“Existing Security Documents” is defined in the Security Agreement.
“Facility LC” is defined in Section 2.17.1.
“Facility LC Application” is defined in Section 2.17.3.
“Facility LC Collateral Account” is defined in Section 2.17.11.
“Facility LC Exposure” is defined in Section 2.20.
“Facility Termination Date” means July 9, 2019, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Minneapolis time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of
(a)    the sum, without duplication, of EBITDA for the four fiscal quarters ending on the last day of the period, plus rent and operating lease expense, minus Capital Expenditures paid in cash, minus taxes paid in cash by the Borrower and its Subsidiaries, minus payments made in cash with respect to Permitted Earn-Out Payments permitted by Section 6.29(b), minus payments made in cash with respect to the repurchases of capital stock of the Borrower issued to officers or other management employees, and permitted to be made pursuant to the terms of Section 6.29(e), in each case made during such period, to
(b)    the sum, without duplication, of Interest Expense paid in cash for such period, plus (i) all required scheduled principal payments with respect to Consolidated Indebtedness (including without limitation all payments with respect to Capitalized Lease Obligations of the Borrower and its Subsidiaries), as such required payments may be reduced by the application of voluntary or mandatory prepayments, plus (ii) rent and operating lease expenses, in each case determined for said period on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, (a) for purposes of determining the components of the Fixed Charge Coverage Ratio set forth above (other than Capital Expenditures, the principal installments required to be paid on September 30, 2014, December 31, 2014, March 31, 2015, and June 30, 2015, pursuant to Section 2.1(d), and Interest Expenses paid in cash) for the periods ending September 30, 2014, December 31, 2014, March 31, 2015, and June 30, 2015, such components of the Fixed Charge Coverage Ratio shall be the amount of such components for such period since the Restatement Date multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period since the Restatement Date, (b) for the purpose of determining the Fixed Charge Coverage Ratio, the scheduled principal payments pursuant to Section 2.1(d) for the four-fiscal-quarter periods ending on each of September 30, 2014, December 31, 2014, March 31, 2015, and June 30, 2015 shall be deemed to be $10,000,000 and (c) Capital Expenditures and Interest Expenses paid in cash for all such periods shall be the actual amounts of such components.
“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States of America.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).
“Guarantors” means all Domestic Subsidiaries.
“Guaranty” means, collectively, one or more guaranties or amended and restated guaranties of each Guarantor, in the form or forms prescribed by the Administrative Agent, in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended or modified and in effect from time to time.
“Hazardous Substances” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (ii) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to any Environmental Law.
“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations that are evidenced by notes, acceptances or other instruments, (v) any capital securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person, (ix) Net Mark to Market Exposure under Financial Contracts and (x) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to Letters of Credit and bankers’ acceptance financings, (c) net costs under Rate Management Transactions, in each case determined in accordance with GAAP and (d) the amortization of debt issuance costs.
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day that corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Inventory” means any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower, that are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of the Borrower, and shall include all right, title and interest of the Borrower in any property the sale or other disposition of which has given rise to Receivables and that has been returned to or repossessed or stopped in transit by the Borrower.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts (other than those arising in connection with Rate Management Transactions) owned by such Person.
“LC Fee” is defined in Section 2.17.4(b).
“LC Fronting Fee” is defined in Section 2.17.4(a).
“LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“LC Payment Date” is defined in Section 2.17.5.
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its administrative questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.
“Letter of Credit” of a Person means a letter of credit or similar instrument that is issued upon the application of such Person, upon which such Person is an account party or for which such Person is in any way liable.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, priority or other security agreement or similar arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents, the Guaranty, the Advisory Fee Subordination Agreement, any note or notes executed by the Borrower in connection with this Agreement and payable to a Lender, and any other material agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any of the Borrower or any of its Subsidiaries to perform its respective material obligations under the Loan Documents to which it is a party, or (iii) any substantial portion of the Collateral under the Collateral Documents or on the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.
“Material Collateral Documents” is defined in Section 7.15.
“Material Indebtedness” means Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“May 2011 Closing Date” means May 31, 2011.
“Midwest Transit” means Midwest Transit, Inc., a corporation organized under the terms of New Brunswick, Canada (and a Wholly-Owned Subsidiary of the Borrower).
“Modify” and “Modification” are defined in Section 2.17.1.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale (including all payments actually received with respect to any promissory notes issued in connection therewith, deferred payments or other similar payments received after such sale) less the sum of (i) all income taxes and other taxes assessed or payable as a result of such sale and any other customary fees and expenses incurred in connection therewith, (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset(s) (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale; provided such indebtedness and such Lien were permitted under Sections 6.17 and 6.22 and (iii) all reasonable legal and other professional fees and expenses incurred in connection therewith, (b) with respect to any offering of Equity Interests or issuance of Indebtedness, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all reasonable legal, underwriting, commissions and other professional fees and expenses incurred in connection therewith and taxes payable in connection therewith, and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or any of its Subsidiaries thereon or in connection therewith, as applicable, net of all reasonable expenses of collection.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
“Non-U.S. Lender” is defined in Section 3.5(d).
“Note” is defined in Section 2.11.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents, any Financial Contract between the Borrower or a Subsidiary and a Lender and permitted under Section 6.17(f) (including any such Rate Management Obligations owing to one or more Lenders or their Affiliates), and any Cash Management Services Agreement between the Borrower or a Subsidiary and a Lender; provided that the Obligations shall exclude all Excluded Swap Obligations.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate that would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.
“Other Taxes” is defined in Section 3.5(b).
“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) such Lender’s Revolving Credit Exposure, plus (ii) the aggregate principal Dollar amount of its Term Loan outstanding at such time.
“Outstanding Revolving Loan Obligations” is defined in Section 2.1(a)(i).
“Outstanding Term Loan Obligations” is defined in Section 2.1(b)(i).
“Participants” is defined in Section 12.2.1.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (i) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty in Section 5.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s, (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (v) the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail (A) pro forma compliance with the financial covenants in Sections 6.32.2 and 6.32.1 for such period, in each case calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of the applicable period and (B) that the Borrower has at least $25,000,000 of availability for Loans immediately after giving effect to any such Acquisition, and (vi) the Borrower and its Subsidiaries comply with the Permitted Acquisition Conditions with respect to such Acquisition.
“Permitted Acquisition Conditions” means the delivery to the Administrative Agent of the following (unless waived or permitted to be delivered after the consummation of the applicable Acquisition by the Administrative Agent, in each case, in its reasonable discretion and other than the joinder to the Guaranty and the Collateral Documents described in clauses (a) and (b), the payoff letters described in clause (f) and the certificate described in clause (g)) in form acceptable to the Administrative Agent with respect to a proposed Permitted Acquisition:
(a)    A joinder to the Guaranty, duly executed by the target entity and each of its Subsidiaries.
(b)    The Collateral Documents with respect to the applicable target entity and its Subsidiaries (provided, however, that no mortgages or deeds of trust shall be required with respect to (x) any owned real property with a fair market value of less than $1,000,000 at the time of the closing of such Permitted Acquisition or (y) any leased real property), including without limitation a joinder to the Security Agreement and, if required by the Administrative Agent in its reasonable discretion, a collateral assignment of intellectual property from the applicable target entity and each of its Domestic Subsidiaries that owns federally registered intellectual property, duly executed by the applicable target entity and each such Domestic Subsidiary, together with:
(i)    completed UCC, tax lien, and judgment searches for the applicable target entity and its Domestic Subsidiaries and if applicable, any other holder of Equity Interests in the applicable target entity prior to the closing of the applicable Permitted Acquisition satisfactory to the Administrative Agent; and
(ii)    copies of the original certificates with respect to any Equity Interests specifically pledged under the Security Agreement, including without limitation the Equity Interests in the applicable target entity and its Subsidiaries, together with stock powers in the form prescribed by the Administrative Agent and duly executed in blank with the originals to be sent by overnight mail to the Administrative Agent or its designee immediately after the effective date of the applicable Permitted Acquisition.
(c)    A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower or Subsidiary purchasing the assets or Equity Interests of the applicable target entity, dated as of the date of the consummation of the applicable Permitted Acquisition and certifying to a true and accurate copy of the resolutions or unanimous written consent of the Borrower or its applicable Subsidiary authorizing the execution, delivery, and performance of the applicable acquisition agreement and related acquisition documents.
(d)    A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the applicable target entity and each of its Domestic Subsidiaries dated as of the date of the consummation of the applicable Permitted Acquisition but after giving effect thereto, and certifying as to the following:
(i)    A true and accurate copy of the resolutions or unanimous written consent of the applicable target entity or such Subsidiary, as applicable, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party;
(ii)    The incumbency, names, titles, and signatures of the officers of such Person authorized to execute the Loan Documents to which such Person is a party;
(iii)    A true and accurate copy of the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as date reasonably acceptable to the Administrative Agent; and
(iv)    A true and accurate copy of the bylaws, operating agreement or partnership agreement of such Person.
(e)    Certificates of current status or good standing for the applicable target entity and each of its Domestic Subsidiaries in their respective jurisdictions of organization and a certificate of good standing or qualification in each state in which each such Person is qualified to carry on its business as presently conducted, in each case as of a date reasonably acceptable to the Administrative Agent.
(f)    Payoff letters and, if applicable, UCC-3 termination statements in form and substance reasonably acceptable to the Administrative Agent from all existing lenders to the applicable target entity and its Subsidiaries and holders of Liens on the assets or property of the applicable target entity and its Subsidiaries (other than with respect to Indebtedness and Liens permitted to remain outstanding under this Agreement).
(g)    A certificate dated the date of the consummation of the applicable Permitted Acquisition of an officer of the Borrower certifying that:
(i)    A true and accurate copy of the applicable acquisition agreement and the other material documents delivered in connection therewith have been duly executed and attached thereto and remain in full force and effect, without modification or amendment;
(ii)    All conditions to the closing of the applicable Permitted Acquisition have been satisfied or waived and, upon the funding of any Loans on such date, the purchase price under the applicable acquisition agreement will be paid in full;

(iii)    The pro forma Fixed Charge Coverage Ratio for the 12 months ended the most recent fiscal quarter ended prior to the consummation of such Permitted Acquisition for which financial statements are required to have been delivered pursuant to Section 6.1(a) or (b) was not less than the ratio set forth in Section 6.32.1;
(iv)    The pro forma Total Cash Flow Leverage Ratio (without duplication of any amounts in connection with the determination of Pro Forma EBITDA) for the 12 months ended the most recent fiscal quarter ended prior to the consummation of such Permitted Acquisition for which financial statements are required to have been delivered pursuant to Section 6.1(a) or (b) was not greater than the ratio set forth in Section 6.32.2; and
(v)    Since the earlier of (A) the last day of the most recent fiscal year ended prior to the consummation of such Permitted Acquisition, and (B) the date of the applicable letter of intent or other similar agreement related to the initial purchase of the target entity, there has been no material adverse effect on the business, Property, financial condition, or results of operations of the applicable target entity and its Subsidiaries taken as a whole.
(h)    A certificate dated the date of the consummation of the applicable Permitted Acquisition of an Authorized Officer of the Borrower certifying as to the matters set forth in Section 4.2(a) and (b).
(i)    Such legal opinions of counsel to the Borrower, its Subsidiaries, and the applicable target entity and its Subsidiaries as the Administrative Agent reasonably requires, each in form and substance reasonably acceptable to the Administrative Agent.
(j)    Insurance certificates in form and substance acceptable to the Administrative Agent and listing the Administrative Agent as lenders loss payee thereon with respect to hazard insurance and as an additional insured with respect to liability insurance, with appropriate endorsements or policy language and declaration pages to be provided within 30 days after the closing of such Permitted Acquisition, in each case indicating that the applicable target entity and its Subsidiaries are insured by insurance of the types set forth in Section 6.7.
(k)    Copies of (1) audited consolidated financial statements of the applicable target entity and its Subsidiaries for the three most recent fiscal years, (2) unaudited consolidated financial statements of the applicable target entity and its Subsidiaries for each monthly fiscal period since the most recently ended fiscal year, and (3) projections and unaudited consolidated financial statements of the Borrower and its Subsidiaries, each giving pro forma effect to the applicable Permitted Acquisition, or, in each case, such other financial statements and documents as are reasonably satisfactory to the Administrative Agent, demonstrating, to the Administrative Agent’s reasonable satisfaction, the solvency of the Borrower and each of its Subsidiaries in compliance with this Agreement.
(l)    Copies of any environmental surveys or reports held or possessed by the Borrower or any of the Subsidiaries relating to the real property owned or leased by the applicable target entity or its Subsidiaries as deemed reasonably necessary or prudent by the Administrative Agent in scope and results reasonably acceptable to the Administrative Agent.
(m)    Evidence satisfactory to the Administrative Agent that (i) all applicable waiting periods have expired without any action being taken by any authority that could restrain or prevent the Permitted Acquisition or impose any Material Adverse Effect, and (ii) no law or regulation is applicable that in the reasonable judgment of the Administrative Agent could have such effect.
“Permitted Earn-out Payments” means:
(a)    payments required to be made to Costas Flessas and Dawn Flessas subsequent to June 4, 2012, pursuant to Section 1.7 of the Stock Purchase Agreement dated as of June 4, 2012, by and among Roadrunner Truckload Holdings, LLC, a Delaware limited liability company (formerly known as Roadrunner Truckload, LLC), Consolidated Transportation World, Inc., a Massachusetts corporation, CTW Transport, Inc., a North Dakota corporation, Costas Flessas, and Dawn Flessas, as in effect on such date, in an amount, in the aggregate, that does not exceed $3,500,000,

(b)    payments required to be made to Daniel J. Grundman and Cynthia L. Grundman subsequent to April 19, 2012, pursuant to Section 1.7 of the Stock Purchase Agreement dated as of April 19, 2012, by and among the Borrower, Grundman Holdings, Inc., a Minnesota corporation, and Daniel J. Grundman and Cynthia L. Grundman, as in effect on such date, in an amount not to exceed $700,000 for any fiscal year,
(c)    payments required to be made to Anna M. Sortino, Michael P. Sortino, Joan F. Williams, and Randy A. Williams pursuant to Section 1.9 of the Asset and Securities Purchase Agreement dated as of August 1, 2012, by and among R & M Transportation, LLC, a Delaware limited liability company, Sortino Transportation, LLC, a Delaware limited liability company, R & M Transportation, Inc., a Nebraska corporation, R&M Motor Carrier, LLC, a Delaware limited liability company, Sortino Transportation, Inc., a Nebraska corporation, Eugene S. Cannon, Anna M. Sortino, Michael P. Sortino, Joan F. Williams, Randy A. Williams, and Reruns R Fun, Inc., a Nebraska non-profit corporation, as in effect on such date, in an aggregate amount not to exceed $5,000,000,
(d)    payments required to be made to Thomas M. Kurgan pursuant to Section 1.7 of the Stock Purchase Agreement dated as of August 10, 2012, by and among Roadrunner Services, Expedited Freight Systems, Inc., a Wisconsin corporation, and Thomas M. Kurgan, as in effect on such date, in an aggregate amount not to exceed $4,000,000,
(e)    payments required to be made to David Chidester and Jeffrey Cox pursuant to Section 1.7 of the Stock Purchase Agreement dated as of November 2, 2012, by and among Roadrunner Intermodal Services, LLC, a Delaware limited liability company, Central Cal Transportation, a California corporation, Double C Transportation, a Nevada corporation, and David Chidester and Jeffrey Cox, as in effect on such date, in an aggregate amount not to exceed $4,000,000,
(f)    payments required to be made to Timothy L. Anderson, Larry D. Anderson, Kathleen R. Anderson, and Karen Anderson pursuant to Section 1.6 of the Stock Purchase Agreement dated as of November 9, 2012, by and among Roadrunner Truckload, LLC, a Delaware limited liability company, Brandon Carrier Group, Inc., a South Dakota corporation, Timothy L. Anderson, Larry D. Anderson, Kathleen R. Anderson, and Karen Anderson, as in effect on such date, in an aggregate amount not to exceed $2,500,000,
(g)    payments required to be made to John Rainney and Jennifer Rainney pursuant to Section 1.7 of the Stock Purchase Agreement dated as of December 21, 2012, by and among Roadrunner Truckload, LLC, a Delaware limited liability company, Direct Connection Transportation, Inc., an Arizona corporation, and John Rainney and Jennifer Rainney, as in effect on such date, in an aggregate amount not to exceed $1,000,000,
(h)    payments required to be made to Southtown Transport, LLC, a Minnesota limited liability company, pursuant to Section 1.3 of the Asset Purchase Agreement dated as of February 8, 2013, by and among D&E Transport, LLC, a Delaware limited liability company, Southtown Transport, LLC, a Minnesota limited liability company, and Ryan Watzke, as in effect on such date, in an aggregate amount not to exceed $150,000,
(i)    payments required to be made to the Gary A. Adrian Revocable Trust dated August 25, 2011, pursuant to Section 1.8 of the Stock Purchase Agreement dated as of April 30, 2013, by and among Group Transportation Services Holdings, Inc., a Delaware corporation, Adrian Carriers, Inc., an Iowa corporation, C.B.A. Container Sales, Ltd., an Iowa corporation, Gary A. Adrian Revocable Trust dated August 25, 2011, and Gary A. Adrian, as in effect on such date, in an aggregate amount not to exceed $6,500,000,
(j)    payments required to be made to Arthur G. Vogt, as Trustee of the Revocable Trust Agreement of Arthur C. Vogt, Cynthia A. Vogt, as Trustee of the Revocable Trust Agreement of Cynthia A. Vogt, George E. Winters, III, Jason C. Colt, James T. Simmons, and Ruth H. Arneson as Trustee of the Revocable Trust Agreement of Ruth H. Arneson dated May 11, 2004, pursuant to Section 1.7 of the Acquisition Agreement (Marisol), as in effect on July 25, 2013, in an amount not to exceed $2,500,000, and
(k)    all other earn-out payments required to be made after the Restatement Date in connection with a Permitted Acquisition or any other Acquisition consented to by the Administrative Agent and the Required Lenders in accordance with the terms of this Agreement, the payment of which is permitted by Section 6.29(b).
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization or government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under § 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Prepayment Event” means each or any of the following:
(a)    the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted by Section 6.17 and other than Indebtedness consented to by the Required Lenders.
(b)    any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Borrower or any of its Subsidiaries, other than dispositions described in clauses (a), (b) and (c) of Section 6.19, but only to the extent that (i) such Net Cash Proceeds for all such sales, transfers and other dispositions exceed $500,000 in any fiscal year, and (ii) the Net Cash Proceeds therefrom have not been applied to replace such property with productive assets of a kind used or useable in the business of the Borrower or such Subsidiary within 180 days after such sale, transfer or other disposition.
(c)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries, but only to the extent that, so long as no Event of Default is continuing, the Net Cash Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 180 days after such event, or if such restoration or repair cannot reasonably be completed within such 180 day period, within 365 days after such event so long as the Borrower and its Subsidiaries continue to diligently pursue such repair or restoration during such period.
(d)    the issuance by the Borrower or any of its Subsidiaries of any Subordinated Indebtedness or Equity Interests, or receipt by the Borrower or any of its Subsidiaries of any capital contribution, other than, (i) any offering of Equity Interests by the Borrower in conjunction with a Permitted Acquisition or an Acquisition to which the Required Lenders have given their prior consent, or (ii) any Equity Interests of any Subsidiary of the Borrower issued to the Borrower or any of its other Subsidiaries.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Pro Forma EBITDA” means, following a Permitted Acquisition for any period, EBITDA as adjusted to account for such Permitted Acquisition for the three fiscal quarters ending and any fiscal months ended prior to the consummation of such Permitted Acquisition as mutually agreed by the Administrative Agent, at the direction of the Required Lenders, and the Borrower, each in their reasonable discretion.
“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, the “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender exists, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Prohibited Transaction” has the meanings give in § 4975 of the Code and § 406 of ERISA.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 12.3.1.
“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Rate Protection Provider”: Any Lender, or any Affiliate of any Lender, or any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent that is the Borrower’s counterparty under any Financial Contract.
“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.
“Regulatory Change” is defined in Section 3.1.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.17 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
“Removal Effective Date” is defined in Section 10.12.
“Reportable Event” means a reportable event as defined in § 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has, as of the Restatement Date, by regulation waived the requirement of §4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of § 412 of the Code and of § 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either § 4043(a) of ERISA or § 412(d) of the Code.
“Reports” is defined in Section 9.6.
“Required Lenders” means Lenders (excluding any Defaulting Lender) in the aggregate having greater than 50% of the sum of (a) the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Revolving Credit Exposure) plus (b) the aggregate outstanding principal amount of the Term Loans; provided however, that if at any date of determination there are (i) two or fewer Lenders, “Required Lenders” shall constitute 100% of the Lenders other than Defaulting Lenders, or (ii) three Lenders and one Lender holds more than 50% of the aggregate unpaid principal amount of the Loans, “Required Lenders” shall constitute such Lender and at least one of the other two Lenders.
“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) that is imposed under Regulation D on Eurocurrency liabilities.

“Restatement Date” means July 9, 2014.
“Restatement Date Funds Flow” is defined in Section 4.1.1(m).
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Borrower or any Subsidiary thereof, (b) any amount paid on account of any Indebtedness, promissory notes, intercompany Indebtedness or other liabilities or obligations owed by the Borrower to any holder of Equity Interests in the Borrower other than the Lenders or (c) any amount prepaid directly or indirectly on account of any Indebtedness other than (i) any prepayment on the Obligations, (ii) any regularly scheduled payments, or (iii) voluntary prepayments of Indebtedness other than the Obligations not to exceed $750,000 in the aggregate for all such prepayments under this clause (iii).
“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on Schedule 1 as its Revolving Commitment, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.
“Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Revolving Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Revolving Percentage of the LC Obligations at such time.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its Revolving Commitment and Existing Revolving Loan Obligations set forth in Section 2.1 (or any conversion or continuation thereof).
“Revolving Percentage” means, with respect to a Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Aggregate Revolving Commitment, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, the “Revolving Percentage” means the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Aggregate Revolving Credit Exposure at such time; and provided, further, that when a Defaulting Lender exists, “Revolving Percentage” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Roadrunner Services” means Roadrunner Transportation Services, Inc., a Delaware corporation (and a Wholly Owned Subsidiary of the Borrower).
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Security Agreement” means the Fifth Amended and Restated Pledge and Security Agreement dated as of the Restatement Date between the Borrower and each Domestic Subsidiary and the Administrative Agent, as amended, restated or otherwise modified from time to time.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Specified Events of Default” means any Event of Default of the type described in Section 7.2, 7.3 (solely with respect to Section 6.32.1), 7.6 or 7.7.
“Stated Rate” is defined in Section 2.19.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders, in their sole discretion, and none of the principal of which is payable until at least 180 days after the Facility Termination Date.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for the month that begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
“Swap Counterparty”: means, with respect to any swap with a Rate Protection Provider, any person or entity that is or becomes a party to such swap.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Line Borrowing Notice” is defined in Section 2.21(b).
“Swing Line Exposure” is defined in Section 2.20.
“Swing Line Lender” means U.S. Bank or any other Lender that succeeds to U.S. Bank’s rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.21.
“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrower at any one time, which, as of the Restatement Date, is $10,000,000.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
“Term Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its Term Loan Commitment set forth in Section 2.1 (or any conversion or continuation thereof).
“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make a Term Loan to the Borrower on the Restatement Date in an aggregate amount not exceeding the amount set forth on Schedule 1 as its Term Loan Commitment.
“Total Cash Flow Leverage Ratio” means, for any period of determination, the ratio of (a) Total Funded Debt to (b) EBITDA, or, following a Permitted Acquisition, Pro Forma EBITDA.
“Total Funded Debt” means, as of any date of determination, without duplication, the sum of (a) outstanding borrowings under this Agreement, plus (b) the undrawn face amount of issued and outstanding Facility LCs and all other LC Obligations, in each case that are outstanding on such date (less any amounts deposited by the Borrower to cash collateralize such LC Obligations), plus, (c) the aggregate outstanding principal balance of all other interest-bearing Consolidated Indebtedness including Capitalized Leases and Subordinated Debt, plus (d) Contingent Obligations covering any of the indebtedness listed in clauses (a), (b) or (c) of this definition (without duplication). With respect to Revolving Loans, clause (a) of this definition shall be calculated based on the outstanding Aggregate Revolving Credit Exposure as determined on the last Business Day of the applicable fiscal quarter.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.
“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
“U.S. Bank Fee Letter” means that certain fee letter dated as of the Restatement Date between U.S. Bank and the Borrower with respect to fees payable in connection with this Agreement.
“U.S.A. Patriot Act” means the U.S.A. Patriot Act of 2001, 31 U.S.C. § 5318, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time, and any successor statute.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests are at the time so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless the context requires otherwise, any definition of or reference to any agreement, instrument, or other document refers to such agreement, instrument, or other document as amended, restated, supplemented, or otherwise modified from time to time (subject to any restrictions herein on such modifications), and any definition of or reference to any statute, rule, or regulation refers to such statute, rule, or regulation as amended, supplemented, or otherwise modified and in effect from time to time, including any successor thereto.
ARTICLE II
THE CREDITS
2.1.Commitment.
(a)Revolving Credit.
(i)As of the Restatement Date, the aggregate outstanding principal amount of the “Revolving Loans” (under and as defined in the Existing Credit Agreement), other than, for the avoidance of doubt, any “Swing Line Loans” (under and as defined in the Existing Credit Agreement), and unpaid accrued interest thereon together with all unpaid accrued fees on any Existing Letters of Credit is set forth on Schedule 2.1 (together with all other Swing Line Loans and all accrued and unpaid interest and fees thereon, the “Outstanding Revolving Loan Obligations”). The Outstanding Revolving Loan Obligations are held by the lenders party to the Existing Credit Agreement as of the Restatement Date (the “Existing Lenders”) in the amounts set forth on Schedule 2.1. Subject to the terms of this Agreement and in reliance on the representations and warranties of the Borrower herein, each of the parties hereto hereby agrees (A) that (other than any amounts repaid on the Restatement Date) the Outstanding Revolving Loan Obligations shall be, from and following the Restatement Date, continued and reconstituted as the Revolving Loans (as defined below) and interest and fees, as applicable, under this Agreement and (B) that concurrently therewith, the Existing Lenders (other than any Existing Lenders being repaid in full on or before the Restatement Date) have assigned the preexisting loans (other than any amounts repaid on the Restatement Date) and commitments among themselves and to the Lenders and hereby direct the Administrative Agent to re-allocate all such pre-existing loans and commitments, such that, after giving effect to the transactions contemplated hereby, the Loans and Commitments shall be allocated among the Lenders as set forth in Schedule 1, and (C) that the Lenders shall make additional Advances in respect of the Revolving Loans as set forth below.
(ii)Subject to the terms and conditions hereof, each Lender agrees (A) that all of the Outstanding Revolving Loan Obligations owed to such Lender, if any, shall remain outstanding and shall be deemed to be continuing Revolving Loans (subject to the reallocations and adjustments required pursuant to clause (a)(i) above) and (B) to make available a revolving credit facility available as loans (collectively with the Outstanding Revolving Loan Obligations, each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time during the period from the Restatement Date to the Facility Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Aggregate Revolving Credit Exposure to exceed the Aggregate Revolving Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. The Revolving Commitments hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.17.
(b)Term Loans.
(a)As of the Restatement Date, the aggregate outstanding principal amount of the “Term Loans” (under and as defined in the Existing Credit Agreement) and unpaid accrued interest thereon is set forth on Schedule 2.1 (together with any other accrued and unpaid fees thereon, the “Outstanding Term Loan Obligations”). The Outstanding Term Loan Obligations are held by the Existing Lenders in the amounts set forth on Schedule 2.1. Subject to the terms of this Agreement and in reliance on the representations and warranties of the Borrower herein, each of the parties hereto hereby agrees (A) that (other than any amounts repaid on the Restatement Date) the Outstanding Term Loan Obligations shall be, from and following the Restatement Date, continued and reconstituted as the Term Loans (as defined below) and interest and fees, as applicable, under this Agreement and (B) that concurrently therewith, the Existing Lenders (other than any Existing Lenders that have been repaid in full on or before the Restatement Date) have assigned and hereby direct the Administrative Agent to re-allocate all such preexisting loans (other than any amounts repaid on the Restatement Date) and commitments among themselves and to the Lenders, such that, after giving effect to the transactions contemplated hereby, the Loans and Commitments shall be allocated among the Lenders as set forth in Schedule 1, and (C) that the Lenders shall make additional advances in respect of the Term Loans as set forth below.
(b)Subject to the terms and conditions hereof, each Lender agrees (A) that all of the Outstanding Term Loan Obligations owed to such Lender, if any, shall remain outstanding and shall be deemed to be continuing Term Loans (subject to the reallocations and adjustments required pursuant to clause (b)(i) above) and (B) to make an additional Term Loan (collectively with the Outstanding Term Loan Obligations, the “Term Loans”) on the Restatement Date to Borrower in an incremental amount equal to the principal amount of its Term Loan Commitment less the amount of its Outstanding Term Loan Obligations (if any) as set forth on Schedule 2.1. The obligations of each Lender hereunder shall be several and not joint.
(c)Aggregate Commitment. If at any time the Dollar amount of the Aggregate Revolving Credit Exposure exceeds the then current Aggregate Revolving Commitment, the Borrower shall immediately make a payment on Revolving Loans, Swing Line Loans, or Reimbursement Obligations sufficient to eliminate such excess.
(d)Term Loans. The Borrower shall make quarterly principal payments on the last Business Day of each fiscal quarter, in the amount of $2,500,000 for the fiscal quarter ending September 30, 2014, and on the last Business Day of each fiscal quarter ending thereafter, each for application to the Term Loans on the last Business Day of each fiscal quarter, with all remaining outstanding Term Loans to be paid in full on the Facility Termination Date.
(e)Prepayment Events and Excess Cash Flow.
(i)If at any time a Prepayment Event occurs, the Borrower shall, within five Business Days thereof, pay to the Administrative Agent for the ratable benefit of the Lenders, the Net Cash Proceeds realized by such Prepayment Event, up to the amount of the Obligations (including any Reimbursement Obligations and the aggregate face amount of all outstanding Facility LCs). This Section 2.1(e)(i) shall not be deemed to authorize any incurrence of Indebtedness, sale, transfer or other transaction that would otherwise be prohibited by Article VI.
(ii)Commencing with the fiscal year ending December 31, 2015, for any fiscal year of the Borrower that the Total Cash Flow Leverage Ratio is greater than 2.50 to 1.00, calculated as of the last day of such fiscal year for such year, within 120 days after the end of such fiscal year, the Borrower will pay to the Administrative Agent for the benefit of the Lenders an amount equal to (A) (i) 50% of Excess Cash Flow, if any, for such fiscal year, less (B) the amount of all prepayments made by the Borrower pursuant to Section 2.5 that were applied to the Term Loans during the period from the last Excess Cash Flow payment date to the current Excess Cash Flow payment date (or in the case of the first Excess Cash Flow payment date after the Restatement Date, the period from the Restatement Date to the date of the first Excess Cash Flow payment).
(iii)Any payments of the type specified in subsections (e)(i) and (ii) of this Section 2.1 shall be applied or deposited (as appropriate) first, to the Term Loans, and second, after the Term Loans have been paid in full, to any outstanding Revolving Loans, and third, after the Term Loans have been paid in full and all outstanding Revolving Loans have been paid in full, into the Facility LC Collateral Account in an amount equal to the aggregate face amount of all outstanding Facility LCs, provided that Net Cash Proceeds resulting from the issuance by the Borrower or any of its Subsidiaries of any Equity Interests or receipt by the Borrower or any of its Subsidiaries of any capital contribution shall be applied to the Revolving Loans, and, after the Revolving Loans have been paid in full, retained by the Borrower. All such prepayments applied to the Term Loans shall be applied pro rata to all remaining scheduled principal payments on the applicable Term Loans. To the extent any portion of such prepayment under subsections (e)(i) or (ii) of this Section 2.1 would be applied to outstanding Eurocurrency Advances and no Default or Event of Default has occurred and is continuing, such portion shall be deposited in the Holding Account and withdrawn for application to such Eurocurrency Advances at the end of the then-current Interest Periods applicable thereto (or earlier, upon and at any time after the occurrence and continuance of a Default or an Event of Default).
(f)Facility Termination Date. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower (or, in the case of LC Obligations in respect of Facility LCs with an expiry date after the Facility Termination Date, cash collateralized in accordance with Section 2.17.1 and 2.17.11) on the Facility Termination Date.
2.2.Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of (a) Revolving Loans made from the several Lenders ratably according to their Revolving Percentages or (b) Term Loans made from the Lenders ratably according to their Term Loan Commitment. The Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.6, 2.7 and 2.8, or Swing Line Loans selected by the Borrower in accordance with Section 2.21.
2.3.Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Revolving Percentage a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment from the Restatement Date to and including the Facility Termination Date, payable on the last day of each fiscal quarter and on the Facility Termination Date. Swing Line Loans shall not count as usage of the Aggregate Revolving Commitment for the purpose of calculating the commitment fee due hereunder with respect to any Lender other than the Swing Line Lender, except to the extent another Lender’s participation in such Swing Line Loans has been funded by such Lender.
2.4.Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $500,000, or if more, in integral multiples of $100,000 above $500,000 and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $500,000, or if more, in integral multiples of $100,000 above $500,000, provided, however, that any Base Rate Advance in respect of a Revolving Loan may be in the amount of the then current Aggregate Revolving Commitment.
2.5.Reductions in Aggregate Revolving Commitment; Optional Principal Payments. The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders in the minimum amount of $500,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Aggregate Revolving Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $500,000, or if more, in integral multiples of $100,000 above $500,000, any portion of the outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Minneapolis time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $500,000 or if more, in integral multiples of $100,000 above $500,000, any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Administrative Agent.
2.6.Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 12:00 p.m. (Minneapolis time) on the Borrowing Date of each Base Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:
(a)the Borrowing Date, which shall be a Business Day, of such Advance,
(b)the aggregate amount of such Advance,
(c)the Type of Advance selected, and
(d)in the case of each Eurocurrency Advance, the Interest Period applicable thereto;
Not later than 2:00 p.m. (Minneapolis time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower pursuant to the Borrowing Notice.
2.7.Conversion and Continuation of Outstanding Advances. Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section or are repaid in accordance with Section 2.5. Each Eurocurrency Advance denominated in Dollars shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.5 or (y) the Borrower has given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 12:00 p.m. (Minneapolis time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(a)the requested date, which shall be a Business Day, of such conversion or continuation,
(b)the amount and Type of the Advance that is to be converted or continued, and
(c)the amount of such Advance that is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
2.8.Interest Rates. Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.7, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.7, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on the portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at the Borrower’s option, at a rate per annum equal to either (i) the Base Rate for such day, or (ii) the Daily Reset LIBOR Rate for such day, or another rate if agreed to by the Borrower and the Swing Line Lender.

Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate reasonably determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.6 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Required Lenders, the Borrower shall not maintain more than six Eurocurrency Advances at any time.
2.9.Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.6, 2.7, or 2.8, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of all of the Lenders), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.
2.10.Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower (which written notice shall be delivered to Borrower at least one Business Day prior to the due date of the applicable payment) by 12:00 p.m. (Minneapolis time) on the date when due and shall (except (i) with respect to payments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.17.6.
2.11.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)The entries in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)Any Lender may request that its Revolving Loans be evidenced by a promissory note substantially in the form of Exhibit D, or that its Term Loan be evidenced by a promissory note substantially in the form of

Exhibit E in the case of the Swing Line Lender, a promissory note substantially in the form Exhibit F (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Notes payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b)(i) and (ii) above.
2.12.Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may be an e-mail confirmation) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.13.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable in arrears on the first Business Day of each month, commencing with the first such date after the Restatement Date, and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on Base Rate Advances shall be calculated based on the actual number of days elapsed on the basis of a 365/366-day year. Interest on Eurocurrency Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day; provided that if the next succeeding Business Day is in the next calendar month, such payment shall be made on the immediately preceding Business Day.
2.14.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice and repayment notice. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.
2.15.Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations, and the LC Issuer may book the Facility LCs, at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and any Lender or the LC Issuer may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which it will make Loans or issue Facility LCs and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.16.Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent, prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period from and including the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.17.Facility LCs.
2.17.1.Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue (or continue) standby and commercial Letters of Credit denominated in Dollars (including without limitation any and all Existing Facility LCs issued under the Existing Credit Agreement, each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Restatement Date and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar amount of the outstanding LC Obligations shall not exceed $30,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment; and provided further that the LC Issuer shall not be required to issue any Facility LC if (A) any binding order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the LC Issuer from issuing such Facility LC, or any legal requirement of general application applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any governmental or public body authority with jurisdiction over the LC Issuer prohibits, or requests that the LC Issuer refrain from, the issuance of Letters of Credit or such Facility LC or imposes upon the LC Issuer with respect to such Facility LC any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or imposes upon the LC Issuer any unreimbursed loss, cost, or expense that was not applicable on the Restatement Date and that the LC Issuer in good faith deems material to it; (B) the issuance of such Facility LC would violate any legal requirements or one or more policies of the LC Issuer applicable to Letters of Credit; (C) such Facility LC is to be denominated in a currency other than Dollars, (D) such Facility LC contains any provision for automatic reinstatement of the stated amount after any drawing thereunder, or (E) a default of any Lender’s reimbursement obligations under Section 2.17.5 exists or any Lender at such time is a Defaulting Lender, unless arrangements satisfactory to the LC Issuer have been entered into to eliminate the LC Issuer’s risk with respect to the participation in Facility LCs of such Defaulting Lender or Lenders, which may include requiring the Borrowers to post cash collateral with the LC Issuer in an amount equal to each Defaulting Lender’s pro rata share (based on such Lender’s Revolving Percentage) of all LC Obligations. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one year later than the fifth Business Day prior to the Facility Termination Date if the Borrower has posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms satisfactory to the LC Issuer in an amount equal to 105% of the LC Obligations with respect to such Facility LC. The Borrower, the Lenders and the LC Issuer each hereby agree and acknowledge that all “Facility LCs” (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement and outstanding on the Restatement Date shall be deemed to be Facility LCs issued under, and subject to the terms and conditions of this Agreement.
2.17.2.Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Percentage.
2.17.3.Notice. Subject to Section 2.17.1, the Borrower shall give the Administrative Agent notice prior to 12:00 p.m. (Minneapolis time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that the LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, the LC Issuer has received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.17.4.LC Fees.
(a)The Borrower shall pay to the LC Issuer with respect to each Facility LC, a nonrefundable fronting fee in an amount equal to 0.070% per annum of the face amount of each such Facility LC (the “LC Fronting Fees”), and such LC Fronting Fees shall be due and payable on the date of the issuance (or renewal, if applicable) of each Facility LC.
(b)The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Revolving Percentage, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the original face amount of the Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, such fee to be payable in arrears on the last day of each fiscal quarter (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account on demand all amendment, drawing and other fees regularly charged by the LC Issuer to its letter of credit customers and all out-of-pocket expenses reasonably incurred by the LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
2.17.5.Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment are in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Revolving Percentage of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.17.6 below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 p.m. (Minneapolis time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.
2.17.6.Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts required to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Revolving Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.17.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.6 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.17.7.Obligations Absolute. The Borrower’s obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The

Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to be attributable to the gross negligence or willful misconduct of the LC Issuer. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.17.6.
2.17.8.Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or electronic mail message, statement, order or other document it reasonably believes to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it first receives such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it is first indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section, the LC Issuer shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.17.9.Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender, the LC Issuer or the Administrative Agent may incur (or that may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses that the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC that specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of such Facility LC. Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.
2.17.10.Lenders’ Indemnification. Each Lender shall, in accordance with its Revolving Percentage, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section or any action taken or omitted by such indemnitees hereunder.
2.17.11.Facility LC Collateral Account. Following the occurrence of any of the events described in Sections 2.17.1, 2.20 or 8.1 with respect to a requirement of a Person to post cash collateral, the Borrower will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds that are from time to time on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding 30 days. Nothing in this Section shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.
2.17.12.Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
2.18.Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, if any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Eurocurrency Advances is suspended pursuant to Section 3.2(b) or 3.3, or if any Lender declines to approve an amendment or waiver approved by the Required Lenders but that otherwise requires unanimous consent of the Lenders, or if any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, upon such default or declination or if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement; provided, that the Borrower shall have elected to replace such Lender within 90 days of the date of the occurrence of the event or circumstance that gives rise to the right of the Borrower to elect to replace such Lender; provided further, that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity that is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B, to become a Lender for all purposes under this Agreement, to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
2.19.Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation that constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (y) total interest in excess of the amount such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest that would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate, at which time the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions of this Agreement or any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this

Section, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs that causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
2.20.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;
(b)the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.3 other than any amendment that would increase the amount of the Commitment of such Defaulting Lender), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
(c)if any Swing Line Loans are outstanding or LC Obligations exist at the time a Lender becomes a Defaulting Lender then:
(i) All or any part of any Defaulting Lender’s unfunded participations in and commitments with respect to such Swing Line Loans or LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Revolving Loans and participations in and commitments with respect to Revolving Loans, Swing Line Loans and Facility LCs does not exceed the total of all non-Defaulting Lender’s Revolving Commitments and (y) the conditions set forth in Article IV are satisfied at such time; provided, that the LC Fees payable to the Lenders shall be determined taking into account of such reallocation.
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, (x) first, prepay a portion of such outstanding Swing Line Loans in an amount equal to such Defaulting Lender’s Swing Line Exposure and (y) second, cash collateralize such Defaulting Lender’s Revolving Percentage of the LC Obligations in accordance with the procedures set forth in Section 8.1 for so long as such Facility LC Exposure is outstanding;
(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Facility LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.17.4 with respect to such Defaulting Lender’s Facility LC Exposure during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized by the Borrower; and
(iv) if any Defaulting Lender’s Facility LC Exposure is not cash collateralized pursuant to clause (iii) above, then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.17.4 with respect to such Defaulting Lender’s Facility LC Exposure shall be payable to the LC Issuer until such Facility LC Exposure is cash collateralized;
(d)so long as any Lender is a Defaulting Lender, the LC Issuer shall not be required to issue or Modify any Facility LC, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Defaulting Lender or the Borrower in accordance with Section 2.20(c); and
(e)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 but excluding Section 2.18) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as are determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Facility LC in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swing Line Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of draws under Facility LCs with respect to which the LC Issuer has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrower, the LC Issuer and the Swing Line Lender each agree that a Defaulting Lender has adequately remedied all matters that caused it to be a Defaulting Lender, then the Swing Line Exposure and Facility LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent determines necessary for such Lender to hold the Revolving Loans in accordance with its Revolving Percentage. For purposes of this Section, (x) “Swing Line Exposure” means, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Revolving Percentage of the aggregate principal amount of all Swing Line Loans outstanding at such time and (y) “Facility LC Exposure” means with respect to any Defaulting Lender at any time, such Defaulting Lender’s Revolving Percentage of the LC Obligations at such time.
Nothing in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender that fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
2.21.Swing Line Loans.
(a)Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the Restatement Date, the satisfaction of the conditions precedent set forth in Section 4.1, from and including the Restatement Date and prior to the Facility Termination Date, the Swing Line Lender may, at its option and in its sole discretion, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Revolving Percentage of the LC Obligations, exceed the Swing Line Lender’s Revolving Commitment at such time. Subject to the terms of this Agreement (including without limitation the discretion of the Swing Line Lender), the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date. The Borrower, the Lenders and the Swing Line Lender each hereby agree and acknowledge that the Existing Swing Line Loans shall be deemed to be Swing Line Loans made under, and subject to the terms and conditions of this Agreement.
(b)Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Minneapolis time) on the Borrowing Date of each Swing Line Loan specifying (i) the applicable Borrowing Date (which shall be a Business Day) and (ii) the aggregate amount of the requested Swing Line Loan, which shall not be less than $100,000 unless such Swing Line Loan is made in connection with the Borrower’s overnight sweep account with the Administrative Agent.

(c)Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (Minneapolis time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make such funds available to the Borrower on the Borrowing Date at such address. Each time the Swing Line Lender makes a Swing Line Loan pursuant to this Section, the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender a participation in such Swing Line Loan in proportion to its Revolving Percentage.
(d)Repayment of Swing Line Loans. The Borrower shall pay each Swing Line Loan in full on the date selected by the Administrative Agent. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Lender to fund the participation acquired by such Lender pursuant to Section 2.21(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Revolving Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon) for the purpose of repaying such Swing Line Loan. Not later than noon (Minneapolis time) on the date of any notice received pursuant to this Section, each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.7 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender notifies the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 has not been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.21(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section, interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received, and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
ARTICLE III
YIELD PROTECTION; TAXES
3.1.Yield Protection. If, on or after the Restatement Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), any change in the interpretation, promulgation, implementation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented, by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency related to such new adoption, interpretation or decision (a “Regulatory Change”):
(a)subjects any Lender or applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein,
(b)imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or
(c)imposes any other condition the result of which is to increase the cost to any Lender or applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, reduces any amount receivable by any Lender or applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loans or Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received. Failure or delay on the part of any such Person to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 3.1 for any increased costs or reductions suffered more than 270 days prior to the date that such Person notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further, that if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.2.Changes in Capital Adequacy Regulations.
(a)If any Lender or the LC Issuer reasonably determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the Restatement Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the Restatement Date that affects the amount of capital required or expected to be maintained by any Lender, the LC Issuer, any Lending Installation or any corporation controlling any Lender or the LC Issuer. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Restatement Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the Restatement Date.
(b)If any Lender determines that any Change has made it unlawful for such Lender or its applicable Lending Installation to make, maintain or fund Eurocurrency Advances, or to determine or charge interest rates based upon the Eurocurrency Base Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue, or to convert any Advances to, Eurocurrency Advances shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Advances and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
(c)Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or the LC Issuer pursuant to this Section 3.2 for any shortfall suffered more than 270 days prior to the date that such Lender or the LC Issuer notifies the Borrower of the Change giving rise to such shortfall and of such Lender’s or the LC Issuer’s intention to claim compensation therefor; provided further, that if the Change giving rise to such shortfall is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.3.Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders reasonably determine that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, reasonably determines that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
3.4.Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for such Lender’s reasonable costs, expenses and Interest Differential (as reasonably determined by such Lender) incurred as a result of such prepayment. “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.
3.5.Taxes.
(a)All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower is required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
(b)In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(c)The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment or any Loans made by it hereunder or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days after the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.
(d)Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the Restatement Date (or within ten Business Days of any Person becoming a Lender pursuant to Section 12.3), (i) deliver to the Administrative Agent (and upon request, the Borrower) two duly completed copies of United States Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(e)For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender reasonably requests to assist such Non-U.S. Lender to recover such Taxes.
(f)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(g)If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered its exemption from withholding ineffective or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection (vii), together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section shall survive the payment of the Obligations and termination of this Agreement.
(h)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender, and (ii) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
3.6.Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
4.1.Initial Credit Extension. The making of the initial Loans under this Agreement, and if applicable the issuance of the initial Facility LCs under this Agreement, shall be subject to the prior or simultaneous fulfillment of the following conditions:
4.1.1.Documents. The Administrative Agent shall have received the following in sufficient counterparts (except for the Notes) for each Lender:
(a)This Agreement, duly executed by the Borrower.
(b)Notes drawn to the order of each Lender that has requested a Note, executed by an Authorized Officer and dated the Restatement Date.
(c)The Fifth Amended and Restated Guaranty, duly executed by the Guarantors.
(d)The Collateral Documents, including without limitation the Security Agreement and a collateral assignment of intellectual property from the Borrower and each Domestic Subsidiary that owns federally registered intellectual property with respect to which a collateral assignment has not previously been delivered, duly executed by the Borrower and each Domestic Subsidiary, together with:
(i)completed UCC, tax lien, and judgment searches for the Borrower and such Domestic Subsidiaries satisfactory to the Administrative Agent; and
(ii)copies of the original certificates with respect to any Equity Interests specifically pledged under the Security Agreement and not previously delivered together with stock powers in the form prescribed by the Administrative Agent and duly executed in blank with the originals to be sent by overnight mail to the Administrative Agent or its designee immediately after the Restatement Date.
(e)The Reaffirmation of Advisory Fee Subordination Agreement, duly executed by the Advisor.
(f)A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower and each Domestic Subsidiary dated as of the Restatement Date and certifying as to the following:
(i)A true and accurate copy of the resolutions or unanimous written consent of the Borrower or such Subsidiary, as applicable, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party;

(ii)The incumbency, names, titles, and signatures of the officers of such Person authorized to execute the Loan Documents to which such Person is a party and, as to the Borrower, to request Loans and the issuance of Facility LCs;
(iii)A true and accurate copy of the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as date reasonably acceptable to the Administrative Agent, or with respect to such documents previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, if applicable, a certification that such previously delivered documents are in full force and effect and have not been amended, supplemented, modified or revoked in any way; and
(iv)A true and accurate copy of the bylaws, operating agreement or partnership agreement of such Person, or with respect to such documents previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, if applicable, a certification that such previously delivered documents are in full force and effect and have not been amended, supplemented, modified or revoked in any way.
(g)Certificates of current status or good standing for the Borrower and each Domestic Subsidiary in its respective jurisdiction of organization and a certificate of good standing or qualification in each state in which each such Person is qualified to carry on its business as presently conducted, in each case as of a date reasonably acceptable to the Administrative Agent.
(h)Evidence satisfactory to the Administrative Agent that all other Indebtedness of the Borrower and the Subsidiaries (other than Indebtedness permitted to remain outstanding after the Restatement Date) has been repaid or will be repaid with the proceeds of the Loans funded on the Restatement Date.
(i)A certificate dated the Restatement Date of an Authorized Officer certifying as to the matters set forth in Section 4.2(a) and (b).
(j)Insurance certificates, as applicable, in form and substance acceptable to the Administrative Agent and listing the Administrative Agent as an additional insured with respect to liability insurance and a lenders loss payee with respect to hazard insurance, in each case indicating that the Borrower and its Subsidiaries are insured by insurance of the types set forth in Section 6.7.
(k)Copies of projections of the Borrower, giving pro forma effect to the transactions contemplated under this Agreement, demonstrating, to the Administrative Agent’s reasonable satisfaction, the solvency of the Borrower and each of its subsidiaries in compliance with this Agreement.
(l)Copies of any environmental surveys or reports held or possessed by the Borrower or any of the Subsidiaries relating to the real property owned or leased by the Borrower, and not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, in each case, as deemed reasonably necessary or prudent by the Administrative Agent in scope and results reasonably acceptable to the Administrative Agent.
(m) An executed initial Borrowing Notice from the Borrower and sources and uses of funds (the “Restatement Date Funds Flow”) with respect to all Loans and disbursements requested on the Restatement Date.
(n) Evidence satisfactory to the lender of expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any Material Adverse Effect on the Borrower and its Subsidiaries, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.
4.1.2.Opinions. The Borrower shall have requested its counsel to prepare written opinions, addressed to the Lenders and dated the Restatement Date, in form and substance reasonably acceptable to the Administrative Agent with respect to the Borrower and the Subsidiaries, and such opinions shall have been delivered to the Administrative Agent in sufficient counterparts for each Lender.

4.1.3.Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the closing of the transactions contemplated hereby.
4.1.4.Other Matters. All corporate and legal proceedings relating to the Borrower and its Subsidiaries and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in scope, form and substance to the Administrative Agent, the Lenders and the Administrative Agent’s special counsel, and the Administrative Agent shall have received all information and copies of all documents, including records of corporate proceedings, that any Lender or such special counsel has reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
4.1.5.Fees and Expenses. The Administrative Agent shall have received executed a copy of the U.S. Bank Fee Letter and shall have received for itself and for the account of the Lenders all Existing Interest and Fees and any other reasonably documented fees and other amounts due and payable by the Borrower on or prior to the Restatement Date, including pursuant to the U.S. Bank Fee Letter or under the Existing Credit Agreement and the reasonable fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.6.
4.2.Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.21(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:
(a)There exists no Default or Event of Default.
(b)The representations and warranties in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
Each Borrowing Notice, Swing Line Borrowing Notice and request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1.Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and, except as could not reasonably be expected to have a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which it conducts its business.
5.2.Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3.No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws or operating or other management agreement, as the case may be or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder (other than to the extent that such conflict or default could not reasonably be expected to have a Material Adverse Effect), or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization or validation of, filing, recording or registration with, exemption by or other action in respect of any governmental or public body or authority, or any subdivision thereof, that has not been obtained by the Borrower or any of its Subsidiaries is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.Financial Statements. The December 31, 2011, December 31, 2012, and December 31, 2013 consolidated audited financial statements and the March 31, 2014 quarterly unaudited financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended. The financial projections delivered pursuant to Section 4.1.1(k) were prepared in good faith and are based on reasonable assumptions as to the Borrower and its Subsidiaries after giving effect to the consummation of this Agreement and the transactions contemplated herein. The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at the Restatement Date, adjusted to give effect to the transactions contemplated by the Loan Documents and the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.
5.5.Material Adverse Change. Since December 31, 2013, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
5.6.Taxes. Each of the Borrower and its Subsidiaries (with respect to each Subsidiary before the date it became a Subsidiary, to the knowledge of the Borrower and its Subsidiaries) has filed all United States federal tax returns and all other material tax returns that are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith, as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate. Neither the Borrower nor any Subsidiary has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
5.7.Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries (with respect to each Subsidiary before the date it became a Subsidiary, to the knowledge of the Borrower and its Subsidiaries) that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8.Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Restatement Date (after giving effect to any Acquisition consummated on the Restatement Date), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
5.10.Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, including without limitation the financial statements delivered pursuant to Section 5.4, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading in light of the circumstances when made.
5.11.Regulation U. “Margin Stock” (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of carrying “Margin Stock” (as defined in Regulation U). Neither the Borrower nor any Subsidiary has used or will use any of the proceeds of the Advances to purchase or carry any “Margin Stock” (as defined in Regulation U).
5.12.Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate, limited liability company or partnership restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in any agreement to which it is a party (including any agreement or instrument evidencing or governing indebtedness), which default could reasonably be expected to have a Material Adverse Effect.
5.13.Compliance With Laws. The Borrower and its Subsidiaries (with respect to each Subsidiary before the date it became a Subsidiary, to the knowledge of the Borrower and its Subsidiaries) have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
5.14.Ownership of Properties; Perfection of Liens. Except as set forth on Schedule 5.14, on the Restatement Date, the Borrower and its Subsidiaries will have good, and in the case of real property, marketable title, free and clear of all Liens other than those permitted by Section 6.22, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries. The Obligations are secured by valid, perfected, first-priority Liens (subject to Liens permitted pursuant to Section 6.22) in favor of the Administrative Agent for the benefit of the Lenders, covering and encumbering all Collateral granted or purported to be granted by the Collateral Documents, to the extent perfection has occurred by the filing of a UCC financing statement or by continued possession or control (other than with respect to Liens on Collateral represented by a certificate of title). Neither the Borrower nor any Subsidiary has subordinated any of its rights under any Obligation owing to it to the rights of another Person.
5.15.Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in § 3(3) of ERISA) that is subject to Title I of ERISA or any plan (within the meaning of § 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a Prohibited Transaction.
5.16.Environmental Matters. The ongoing operations of the Borrower and each of its Subsidiaries (with respect to each Subsidiary before the date it became a Subsidiary, to the knowledge of the Borrower and its Subsidiaries) comply in all respects with all Environmental Laws, except such non-compliance as could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Borrower and its Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for its ordinary course operations, and for its reasonably anticipated future operations, and each of the Borrower and its Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to so comply could not reasonably be expected to result in material liability to any such Person and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.16, none of the Borrower and its Subsidiaries or any of their properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Restatement Date, or relating to any waste disposal, of any of the Borrower and its Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.16, neither the Borrower nor any of its Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
5.17.Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.18.Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are consistent with sound business practice and as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate.
5.19.Real Property. Schedule 5.19 sets forth a complete and accurate list, as of the Restatement Date, of (i) the address of all real property leased by the Borrower or any Subsidiary and (ii) the address and a legal description of any real property owned by the Borrower or any Subsidiary.
5.20.Solvency.
(a)Immediately after the consummation of the transactions to occur on the Restatement Date, immediately following the making of each Credit Extension, if any, made on the Restatement Date and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that would be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Restatement Date.
(b)The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
5.21.Intellectual Property. The Borrower and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights that are necessary for the conduct of such Person’s businesses, without any infringement upon rights of others that could reasonably be expected to have a Material Adverse Effect.
5.22.Labor Matters. Except as set forth on Schedule 5.22, neither the Borrower nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and the Subsidiaries are in material compliance with the Fair Labor Standards Act and any other applicable laws, rules or regulations dealing with such matters.
5.23.No Default. No Event of Default exists or would result from the incurrence by the Borrower or any Subsidiary of any Indebtedness hereunder or under any other Loan Document.
5.24.Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, limited liability company or partnership restriction action which could reasonably be expected to have a Material Adverse Effect.
5.25.U.S.A. Patriot Act. The Borrower and each Subsidiary (with respect to each Subsidiary before the date it became a Subsidiary, to the knowledge of the Borrower and its Subsidiaries) are in compliance, in all material respects, with the U.S.A. Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party or candidate for political office, or anyone else acting in an official capacity, to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.26.Foreign Assets Control Regulations and Anti-Money Laundering. Neither the Borrower nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or any Anti-Terrorism Laws, (ii) to the knowledge of any Authorized Officer engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of an Authorized Officer, associated with any such person in any manner violating Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders otherwise consent in writing:
6.1.Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(a)Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by Borrower’s current independent public accountants or other independent certified public accountants of national reputation and standing reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period and related statements of operations, stockholders’ investment, and cash flows, accompanied by (i) any management letter prepared by said accountants (provided that if such management letter is not available at such time, Borrower shall deliver same promptly following receipt thereof) and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default exists, stating the nature and status thereof.
(b)Within 45 days after the close of each of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, including a balance sheet as of the end of such period and related statements of operations, stockholders’ investment, and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.
(c)As soon as available, but in any event within 60 days after the first day of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement, Capital Expenditures budget and cash flow statement) of the Borrower for such fiscal year.
(d)Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by the Borrower’s chief financial officer or controller showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
(e)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(f)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
(g)Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
If any information that is required to be furnished to the Lenders under this Section is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date. Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) shall be deemed to have been furnished on the date on which the Borrower has filed such financial statement with the Securities and Exchange Commission and such financial statement is available on the EDGAR website at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge. Notwithstanding the foregoing, if the Administrative Agent requests the Borrower to furnish paper copies of any such financial statement, the Borrower shall deliver such paper copies to the Administrative Agent until the Administrative Agent gives written notice to cease delivering such paper copies.
6.2.Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans (a) to make the Permitted Earn-Out Payments to the extent permitted to be made pursuant to the terms of Section 6.29, (b) for any Permitted Acquisition and expenses related thereto; (c) for working capital, Capital Expenditures and other general corporate purposes; (d) to refinance the “Obligations” under (and as defined in) the Existing Credit Agreement, and (e) to pay related transaction fees and expenses. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
6.3.Notice of Event of Default; ERISA Matters. The Borrower will give notice in writing to the Lenders, promptly and in any event within 10 days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect. As promptly as practicable (but in any event not later than 30 days) after the occurrence of any material default or material breach by the Borrower under the Acquisition Agreement (Marisol) or any acquisition agreement or any other material documents delivered in connection with a Permitted Acquisition (as defined in this Agreement or in the Existing Credit Agreement) (collectively, the “Acquisition Documents”), or the date any officer of the Borrower becomes aware or should have become aware of the occurrence of any material default or material breach by any other party to the Acquisition Documents, or the date the Borrower provides or receives notice of, or of any condition or event that has resulted in, or could reasonably be expected to result in, an indemnity claim under the Acquisition Documents, by any party thereto, a certificate signed by the chief financial officer, treasurer or controller of the Borrower specifying in reasonable detail the nature and period of existence thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto. Promptly upon, but in no event later than 10 days after, any officer of the Borrower becoming aware of the occurrence of (i) any non-exempt Prohibited Transaction with respect to any Plan or any Controlled Group Plan, or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any Reportable Event with respect to any Plan or any Controlled Group Plan, the Borrower will give notice in writing to the Lenders specifying the nature thereof and what action the Borrower proposes to take with respect thereto. In addition, when received, the Borrower and any Subsidiary shall provide to the Lenders copies of any notice from the PBGC of its intention to terminate or have a trustee appointed for any Plan or, except as could not result in a Material Adverse Effect, any Controlled Group Plan.
6.4.Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as such business is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that nothing herein shall limit any merger permitted by Section 6.18.
6.5.Formation of Subsidiaries. Within 30 days after the formation of any Subsidiary of the Borrower or, if earlier, within 10 Business Days after any request by the Administrative Agent, with respect to any Subsidiary of the Borrower, (a)(i) the voting securities (or other ownership interests) of each such Subsidiary that is a Domestic Subsidiary shall be pledged to the Administrative Agent for the benefit of the Lenders, (ii) 65% of the voting securities (or other ownership interests) of each such Subsidiary that is a Foreign Subsidiary to the extent directly owned by the Borrower or a Domestic Subsidiary shall be pledged to the Administrative Agent for the benefit of the Lenders, and (iii) each such Domestic Subsidiary shall become obligated to repay the Loans and other amounts payable under the Loan Documents and shall grant the Administrative Agent for the benefit of the Lenders a security interest in its Property; and (b) the Borrower and the applicable Subsidiary shall, at the Borrower’s cost and expense, execute and deliver to the Administrative Agent such documents and instruments as the Administrative Agent reasonably deems necessary to effect the matters specified in subclause (a) as specified in such request (which documents may include documents and opinions prepared by applicable foreign counsel in the case of any such matters with respect to any Subsidiaries that are Foreign Subsidiaries to the extent the Administrative Agent reasonably requests). Notwithstanding the foregoing, the Borrower shall not be required to furnish any such pledges, guaranties, security interests or related documents or instruments with respect to a Foreign Subsidiary to the extent that such actions would (x) violate the laws of the jurisdiction of formation of such Foreign Subsidiary or (y) create or result in a Deemed Dividend Problem.
6.6.Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings with respect to which adequate reserves have been set aside in accordance with GAAP and that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.7.Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as are consistent with sound business practice and as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate, and the Borrower will furnish to the Administrative Agent upon request full information as to the insurance carried and evidence that the endorsements and certificates furnished pursuant to Section 4.1.1(j) are in full force and effect.
6.8.Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws except where failure to comply could not reasonably be expected to have a Material Adverse Effect.
6.9.Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
6.10.Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and its respective representatives and agents to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate (a) one time per fiscal year and (b) following the occurrence and during the continuance of any Default or Event of Default, from time to time, as determined by the Administrative Agent in its sole discretion. The Borrower shall pay the expenses of the Administrative Agent for all visits, inspections and examinations that (x) are made while any Event of Default is continuing or (y) constitute the Administrative Agent’s annual collateral audit.
6.11.Books and Records. Each of the Borrower and its Subsidiaries shall keep adequate and proper records and books of account in which full and correct entries shall be made of its dealings, business and affairs.
6.12.Compliance with Material Contracts. Each of the Borrower and its Subsidiaries shall make all payments and otherwise perform all obligations in respect of all material contracts to which it is a party except as could not reasonably be expected to result in a Material Adverse Effect; provided, that such payment or performance will not be required to the extent such payment or performance is being contested in good faith by appropriate proceedings, so long as such Person’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP.
6.13.ERISA. The Borrower and each of its Subsidiaries shall maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable regulations issued under the provisions of ERISA and of the Code except where failure to comply could not be reasonably expected to cause a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries shall engage in any non-exempt Prohibited Transaction in connection with which it would be subject to either a civil penalty assessed pursuant to § 502(i) of ERISA or a tax imposed by § 4975 of the Code, in either case in an amount exceeding $250,000. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries shall fail to make full payment when due of all amounts each is required to pay under any Plan. Neither the Borrower, any of its Subsidiaries, nor any ERISA Affiliate shall permit to exist any accumulated funding deficiency (as such term is defined in § 302 of ERISA and § 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $250,000. Neither the Borrower nor any of its Subsidiaries, nor, except as could not reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate, shall fail to make any payments in an aggregate amount exceeding $250,000 to any Controlled Group Plan that may be required to be made under any agreement relating to such Controlled Group Plan or any law pertaining thereto.
6.14.Environmental Matters; Reporting. If any release or threatened release or other disposal of Hazardous Substances occurs or has occurred on any real property or any other assets of the Borrower or any Subsidiary, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply in all material respects with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in all material respects in compliance with Environmental Laws.

6.15.Reaffirmation of Guaranties. When the Administrative Agent so requests from time to time, the Borrower shall cause each Guarantor and any other Person who hereafter guarantees, or who agrees for the benefit of the Borrower to make capital contributions to the Borrower for the purpose of supporting the Obligations or any part thereof, to promptly execute and deliver to the Administrative Agent reaffirmations of their respective Guaranties in such form as the Administrative Agent reasonably requires.
6.16.Further Assurances; Cash Management and Post-Closing Obligations.
(a)The Borrower shall promptly correct any defect or error that is discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Administrative Agent or the Required Lenders, the Borrower also shall (and shall cause its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, landlord consents, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent reasonably requires from time to time (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents, including, without limitation, obtaining delivery of landlord’s waivers and estoppels reasonably required by the Administrative Agent; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Administrative Agent for the benefit of the Lenders to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Lenders evidence reasonably satisfactory to the Administrative Agent of every such recording, filing, or registration.
(b)Cash Management. If applicable, any Subsidiary acquired or formed in connection with a Permitted Acquisition shall within 60 Business Days after such acquisition or formation maintain all its deposit accounts with a Lender, as Excluded Controlled Accounts, as Excluded Payroll Accounts, or as Excluded Local Operating Accounts. Subject to the preceding sentence, within 60 days after the Restatement Date, the Borrower and each Domestic Subsidiary shall maintain their principal cash management accounts with one or more of the Lenders, or as Excluded Controlled Accounts; provided, however, that the foregoing requirement shall not apply to any Excluded Payroll Accounts or any Excluded Local Operating Account. Notwithstanding anything herein or in the Security Agreement to the contrary, the Borrower and its Domestic Subsidiaries shall use commercially reasonable efforts to maintain all Deposit Accounts (other than any Excluded Payroll Accounts, any Excluded Local Operating Accounts, or any Excluded Controlled Accounts) held with a Lender other than the Administrative Agent, subject to a Control Agreement.
(c)Real Property. Within 60 days after any of the Borrower and its Subsidiaries acquiring any real property with a fair market value greater than $1,000,000, or within 60 days following a reasonable request by the Agent for real property with a fair market value below $1,000,000, the Borrower or such Subsidiary shall deliver to the Administrative Agent for the benefit of the Lenders a mortgage, deed of trust, or other similar document, together with such other Collateral Documents as the Administrative Agent reasonably requires (including flood certificates, and evidence of flood insurance to the extent required under applicable law) and shall cooperate with the Administrative Agent in obtaining a title insurance policy with respect to such real property on such terms as the Administrative Agent reasonably requires.
(d)Post-Closing. To the extent not delivered on or prior to the Restatement Date, the Borrower shall provide to the Administrative Agent within 45 days after the Restatement Date insurance policy endorsements and policy declaration pages in form and substance reasonably acceptable to the Administrative Agent, in each case indicating that the Borrower and its Subsidiaries are insured by insurance of the types set forth in Section 6.7 and indicating that the Administrative Agent is listed as an additional insured with respect to liability insurance and a lenders loss payee with respect to hazard insurance.
6.17.Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)The Loans and any other Obligations;
(b)Indebtedness existing on the Restatement Date and described in Schedule 6.17 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof;

(c)Indebtedness incurred in connection with the Permitted Earn-Out Payments permitted to be made pursuant to the terms of Section 6.29(b);
(d)Indebtedness secured by Liens permitted by Section 6.22(h) and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $35,000,000;
(e)Subordinated Indebtedness;
(f)Indebtedness arising under Rate Management Transactions or other Financial Contracts incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation, evidence of which has been provided to the Administrative Agent;
(g)Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 6.19(c);
(h)Indebtedness incurred in respect of netting services and ordinary course of business overdraft protection in connection with deposit accounts permitted under the Loan Documents;
(i)Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;
(j)Endorsements for collection or deposit and standard contractual indemnities entered into in the ordinary course of business;
(k)Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations;
(l)Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies;
(m) Contingent Obligations related to guaranty obligations of the Borrower or any of its Subsidiaries with respect to Operating Leases of the Borrower’s Domestic Subsidiaries for terminal facilities and other contract obligations (other than Indebtedness) of the Borrower’s Domestic Subsidiaries not prohibited by this Agreement so long as the same remains Contingent Obligations;
(n) Contingent Obligations arising with respect to customary indemnification obligations in favor sellers in connection with Permitted Acquisitions;
(o) Indebtedness or Contingent Obligations related to co-borrower or guaranty obligations of the Borrower or its Subsidiaries with respect to loans obtained by independent contractors of the Borrower or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness or Contingent Obligations, together with the aggregate amount of Investments permitted under Section 6.20(j), shall not exceed $15,000,000 at any one time outstanding;
(p) Intercompany Indebtedness owing (i) from a Domestic Subsidiary that is a Guarantor to the Borrower, (ii) from a Domestic Subsidiary that is a Guarantor to another Domestic Subsidiary that is a Guarantor or (iii) from a Foreign Subsidiary (including Midwest Transit) to Borrower or any Domestic Subsidiary that is a Guarantor in an amount not to exceed $5,000,000 at any one time outstanding for all such intercompany Indebtedness described in this clause (iii); and
(q) Other Indebtedness (excluding any Indebtedness described in clauses (b) through (p) above), provided that the aggregate amount of such other Indebtedness does not exceed $10,000,000 at any time outstanding.
6.18.Merger. The Borrower will not, nor will it permit any Subsidiary to, (a) merge, consolidate with or enter into any analogous reorganization or transaction with any other Person, except for any merger of a Subsidiary into the Borrower or a Wholly-Owned Subsidiary of the Borrower or any Guarantor or (b) liquidate, wind up or dissolve itself (or suffer any liquidation, wind up or dissolution.
6.19.Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, lease, sell, assign, convey, transfer or otherwise dispose of its Property to any other Person or enter into an agreement to do any of the foregoing, except:

(a)sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
(b)the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;
(c)sales and dispositions of assets (including the capital securities and other Equity Interests of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Borrower) so long as the net book value of all assets sold or otherwise disposed of in any fiscal year by the Borrower and its Subsidiaries, in the aggregate, does not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries or otherwise exceed 5% of the net book value of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the preceding fiscal year; and
(d)sales and dispositions of assets of a Subsidiary of the Borrower to the Borrower or any Subsidiary that is a Guarantor.
6.20.Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, create any Subsidiary or become or remain a partner in any partnership or joint venture, except:
(a)Cash Equivalent Investments;
(b)(i) Existing Investments in Domestic Subsidiaries in existence on the Restatement Date, (ii) existing Investments in Foreign Subsidiaries in the amounts and in existence on the Restatement Date, and (iii) other Investments in existence on the Restatement Date and described in Schedule 6.20,
(c)Investments (i) constituting Permitted Acquisitions, (ii) in Domestic Subsidiaries permitted by and subject to Section 6.27, and (iii) in any Foreign Subsidiaries (including Midwest Transit) permitted by and subject to Section 6.27 to the extent Investments in Foreign Subsidiaries do not exceed $5,000,000 in the aggregate for all such Investments described in this clause (iii);
(d)Investments constituting Indebtedness permitted pursuant to Section 6.17;
(e)Bank deposits in the ordinary course of business, to the extent permitted by Section 6.16(b);
(f)Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;
(g)(i) Travel and similar advances to employees or independent contractors in the ordinary course of business and (ii) other loans to independent contractors and other service providers in the ordinary course of business, in the case of clause (ii) not to exceed $5,000,000 in the aggregate at any time outstanding;
(h)Deposits made in the ordinary course of business securing obligations or performance under contracts, such as in connection with real estate or personal property leases;
(i)Promissory notes and other similar non-cash consideration received by Borrower in connection with dispositions permitted under Section 6.19(c);
(j)Loans made by the Borrower or its Subsidiaries to independent contractors of the Borrower or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness or Contingent Obligations, together with the aggregate amount of Investments permitted under Section 6.17(o), shall not exceed $15,000,000 at any one time outstanding; and
(k)Other Investments (excluding any Investments described in clauses (a) through (j) above) not to exceed $10,000,000 in the aggregate at any one time.
provided that (x) any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements and (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default exists.
6.21.Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.

6.22.Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries now owned or hereafter acquired, or enter into or make any commitment to enter into any arrangement for the acquisition of property through conditioned sale, lease, purchase or other title retention agreement, except:
(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books;
(b)Liens imposed by law, such as landlord, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books;
(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, other social security or retirement benefits or similar legislation;
(d)Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character that do not in any material way affect the marketability of the same or interfere in any material respect with the use thereof in the business of the Borrower or its Subsidiaries;
(e)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that such deposit account (i) is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;
(f)Liens existing on the Restatement Date and described in Schedule 6.22;
(g)Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition;
(h)Subject to the limitation set forth in Section 6.17(d), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased) and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;
(i)Attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $10,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(j)Informational UCC financing statements filed with respect to operating leases;
(k)Any interest or title of a lessor, sublessor, licensor or sublicensor under any operating lease or non-exclusive license permitted by this Agreement;
(l)Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums in the ordinary course of business;
(m) Licenses, sublicenses, leases or subleases of real property or intellectual property granted by the Borrower or any Subsidiary (as lessor or licensor) to third Persons in the ordinary course of business consistent with past practices;
(n) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and
(o) Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

6.23.Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into any transaction with any of its Affiliates, except upon fair and reasonable terms no less favorable than those it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, that this Section shall not prohibit or restrict (a) the payment of the Advisory Fees in accordance with Section 6.31(b), (b) transactions between the Borrower and any of its Subsidiaries to the extent not prohibited by this Agreement or (c) subject to the terms and conditions of Section 6.29, each of the Permitted Earn-Out Payments.
6.24.Subordinated Indebtedness. Except as permitted in the applicable subordination agreement, the Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or take any other actions in contravention or violation of any subordination agreement related to such Subordinated Indebtedness.
6.25.ERISA Plans. Neither the Borrower nor any of its Subsidiaries shall permit (a) any event to occur or condition to exist that would permit any Plan or any Controlled Group Plan to terminate under any circumstances that would cause the Lien provided for in § 4068 of ERISA to attach to any assets of the Borrower or any of its Subsidiaries, (b) a Plan subject to Title IV of ERISA to be less than 70% funded as measured on the last day of the applicable Plan year based on the certification prepared by the Plan’s actuary regarding funding (referred to as the AFTAP certification) and (c) a failure to make a minimum funding contribution to a Plan required under § 302 of ERISA and § 412 of the Code.
6.26.Change in Nature of Business. Neither the Borrower nor any of its Subsidiaries shall make any material change in the nature of its business as carried on at the Restatement Date, businesses reasonably related thereto and logical extensions thereof, without the prior consent of the Required Lenders.
6.27.Subsidiaries. After the Restatement Date, neither the Borrower nor any of its Subsidiaries shall form or acquire any corporation, limited liability company or other entity that would thereby become a Subsidiary of the Borrower, except for (a) corporations, partnerships or limited liability companies formed or acquired by the Borrower or any Subsidiary in connection with Permitted Acquisitions, and (b) any Subsidiaries for which the applicable documents required by Section 6.5 have been executed and delivered to the Administrative Agent in accordance with the terms of such Section.
6.28.Negative Pledges; Subsidiary Restrictions. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders that would (a) prohibit the Borrower or any Subsidiary from granting, or otherwise limit the ability of the Borrower or any Subsidiary to grant, to the Lenders any Lien on any of the assets or properties of the Borrower or any Subsidiary other than such agreement, bond note or other instrument that prohibits the assignment of, or granting of a Lien in favor of the Administrative Agent on, such agreement, bond, note or other instrument; provided that the Borrower and its Subsidiaries shall use commercially reasonable efforts to permit the assignment of, and granting a Lien in favor of the Administrative Agent on, any such agreement, bond, note or other instrument, or (b) require the Borrower or any Subsidiary to grant a Lien to any other Person if the Borrower or any Subsidiary grants any Lien to the Lenders, in each case except for any such agreement, bond, note or other instrument interest with respect to the property subject to purchase money financings and Capital Lease agreements permitted hereby. Neither the Borrower nor any of its Subsidiaries shall place or allow any restriction, directly or indirectly, on the ability of any such Subsidiary to (x) pay dividends or any distributions on or with respect to such Subsidiary’s Equity Interests or (y) make loans or other cash payments to the Borrower, in each case except for restrictions placed or allowed by any Person with respect to the property subject to purchase money financings and Capital Lease agreements permitted hereunder.
6.29.Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, pay or commit themselves to pay any Restricted Payments at any time; provided, however, that:
(a)any Subsidiary may pay or commit itself to pay a dividend at any time to the Borrower or a Subsidiary that is a Guarantor;
(b)so long as no Specified Event of Default then exists or would exist as a result thereof, the Borrower and its applicable Subsidiaries shall be permitted to make the Permitted Earn-Out Payments; and
(c)so long as no Default or Event of Default then exists or would exist as a result thereof, the Borrower shall be permitted to make repurchases of capital stock of the Borrower issued to officers or other management employees, in an amount not exceeding (i) $500,000 during any consecutive 12-month period, and (ii) $1,000,000 in the aggregate for all such repurchases.

6.30.Accounting Changes; Organizational Documents. Neither the Borrower nor any of its Subsidiaries shall (a) make any significant change in accounting treatment or reporting practices, except as permitted by GAAP (or, as to Foreign Subsidiaries, as required by generally accepted accounting principles of the jurisdiction of organization of such Foreign Subsidiary) without the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld or change its fiscal year or the fiscal year of any of its Subsidiaries, or (b) amend, modify or change any of its organizational or constituent documents in any manner materially adverse in any respect to the rights or interests of the Lenders, other than as specifically permitted in the Collateral Documents.
6.31.Advisory Agreement.
(a)Neither the Borrower nor any of its Subsidiaries shall amend or modify the Advisory Agreement in any manner materially adverse in any respect to the rights or interests of the Lenders (it being understood that any increase in the amount of any fee or the imposition of any additional fees or compensation, other than in accordance with the terms of the Advisory Agreement as in effect on the 2010 Closing Date, shall be materially adverse for the Lenders).
(b)Neither the Borrower nor any of its Subsidiaries shall pay or commit itself to pay any management fee, advisory fee or other similar fee, costs or expenses to any Affiliate (other than compensation to officers and directors in the ordinary course of business) during any of its fiscal years; provided, however, that the Borrower may (i) reimburse the Advisor and its Affiliates for out-of-pocket costs and expenses incurred in good faith in connection with the management of the Borrower and its Subsidiaries and consistent with the terms of the Advisory Agreement as in effect on the 2010 Closing Date, and (ii) pay the Advisory Fees as set forth in Section 4 of the Advisory Agreement as in effect on the 2010 Closing Date; provided, however, that the payment of any Advisory Fees shall be subject to the terms and conditions of the Advisory Fee Subordination Agreement; and provided, further, that upon and during the continuance of any Event of Default described in Article VII such Advisory Fees may continue to accrue but shall not be payable currently in cash until the Borrower has cured such Event of Default or the Required Lenders have waived such Event of Default in writing, at which time the Borrower may pay the Advisory Fees so long as (x) no Default or Event of Default exists at the time of such payment, and (y) no Default or Event of Default shall exist after taking into effect such payment.
6.32.Financial Covenants.
6.32.1.Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four fiscal quarters ending on that date, to be less than 1.25 to 1.0.
6.32.2.Total Cash Flow Leverage Ratio. The Borrower will not permit the Total Cash Flow Leverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be (i) as of June 30, 2014, September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015, September 30, 2015, and December 31, 2015, more than 3.50 to 1.0, (ii) as of March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, more than 3.25 to 1.0, and (iii) for all periods thereafter, more than 3.00 to 1.0.
6.33.[Reserved].
6.34.Keepwell. The Borrower, to the extent it is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support, or cause its Subsidiaries to provide such funds or other support, as may be needed from time to time by each Guarantor to honor all of its obligations under this Agreement and any Guaranty in respect of any Swap Obligations (provided, however, that the Credit Parties shall only be liable under this Section 6.33 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.33, or otherwise under the applicable Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Credit Parties under this Section shall remain in full force and effect until irrevocable payment in full of the Obligations. The Borrower intends that this Section 6.33 constitute, and this Section 6.33 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding anything herein to the contrary, if a Guarantor or a Swap Counterparty makes a written representation to the Administrative Agent or a Lender in connection with a Guaranty, a swap, or any master agreement governing a swap to the effect that such Guarantor is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the Guaranty becomes effective with respect to such swap (this date shall be the date of the execution of the swap if the corresponding Guaranty is then in effect, and otherwise it shall be the date of execution and delivery of such Guaranty unless the Guaranty specifies a subsequent effective date), and such representation proves to have been incorrect when made or deemed to have been made, the Administrative Agent and each Lender reserves all of their contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for actual, out of pocket damages as a result of such misrepresentation, provided that such Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute an Event of Default:
7.1.Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension or any certificate or information delivered in connection with this Agreement or any other Loan Document being false or misleading in any material respect on the date as of which made.
7.2.Nonpayment of principal of any Loan when due, or nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fronting Fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.
7.3.The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.7, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30, 6.31 and 6.32.
7.4.The breach by the Borrower (other than a breach that constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which breach is not remedied within 30 days after the earlier of (a) the Borrower becomes aware thereof or (b) the Borrower receives notice of the same from Administrative Agent; provided, however, that if such breach cannot reasonably be cured within such 30-day period, as determined by the Administrative Agent, in its reasonable discretion, and the Borrower is diligently pursuing a remedy of such breach, the Borrower shall have a reasonable period to remedy such breach beyond such 30-day period, which shall not exceed 90 days.
7.5.Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness, the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any Material Indebtedness of the Borrower or any of its Subsidiaries being declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries failure to pay, or admit in writing its inability to pay, its debts generally as they become due.
7.6.The Borrower or any of its Subsidiaries (i) has an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect, seeking to adjudicate it a bankrupt or insolvent or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.
7.7.Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) is instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8.Any court, government or governmental agency condemns, seizes or otherwise appropriates or takes custody or control of all or any portion of the Property of the Borrower and its Subsidiaries that, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9.The Borrower or any of its Subsidiaries fails within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money of $10,000,000 (or the equivalent thereof in currencies other than Dollars) or more in the aggregate in excess of any insurance coverage, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.10.An ERISA Event occurs that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
7.11.Nonpayment by the Borrower or any Subsidiary of any material Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition in any material Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.
7.12.Any Change in Control.
7.13.The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any notice, grace or cure period therein provided.
7.14.The Guaranty fails to remain in full force or effect, any action is taken to discontinue or to assert the invalidity or unenforceability of the Guaranty as to any Guarantor, any Guarantor fails to comply with any of the terms or provisions of the Guaranty, or any Guarantor denies that it has any further liability under the Guaranty or gives notice to such effect.
7.15.Any Collateral Document necessary to create or grant a security interest in the Collateral or to perfect a security interest in the Collateral (the “Material Collateral Documents”) for any reason fails to create a valid and perfected first-priority security interest in any substantial portion of the Collateral or any material Collateral purported to be covered thereby, except as permitted by the terms of such Material Collateral Documents, fails to remain in full force or effect, any action is taken to discontinue or to assert the invalidity or unenforceability of any Material Collateral Document, or the Borrower or any Domestic Subsidiary fails to comply in any material way with any of the terms or provisions of any Material Collateral Document to which it is a party (subject to any applicable notice, grace or cure periods therein provided).
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.Acceleration; Remedies.
(a)If any Event of Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations (other than Obligations arising under Financial Contracts or Cash Management Services Agreements) shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time that is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations (other than Obligations arising under Financial Contracts or Cash Management Services Agreements) to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent, the Collateral Shortfall Amount, which shall be deposited in the Facility LC Collateral Account. With respect to Obligations arising under Financial Contracts or Cash Management Services

Agreements, following the occurrence of any Event of Default, the Lender that is the Lender counterparty to such Financial Contract or the provider of such Cash Management Services Agreement may, subject to the terms of the applicable Financial Contract or Cash Management Services Agreement, declare the applicable Obligations thereunder to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which the Borrower hereby expressly waives.
(b)If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent, the Collateral Shortfall Amount, which shall be deposited in the Facility LC Collateral Account.
(c)The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account apply such funds to the payment of the Obligations and any other amounts as have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents, as provided in Section 8.2.
(d)At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
(e)If, within 90 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7) and before any judgment or decree for the payment of the Obligations due has been obtained or entered, the Required Lenders (in their sole discretion) so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
(f)Upon and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
8.2.Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:
8.2.1.First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
8.2.2.Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and Commitment Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer as required by Section 9.6 and amounts payable under Article III);
8.2.3.Third, to payment of accrued and unpaid LC Fees, LC Fronting Fees, Commitment Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section payable to them;
8.2.4.Fourth, ratably, (a) to payment of the unpaid principal of the Loans and Reimbursement Obligations, Rate Management Obligations then due and owing to the Lenders, and obligations with respect to Cash Management Services provided by a Lender and then due and owing to such Lender, ratably among the Lenders in proportion to their Pro Rata Shares and (b) to the Administrative Agent for deposit to the Facility LC Collateral Account;
8.2.5.Fifth, to payment of all other Obligations ratably among the Lenders; and
8.2.6.Last, the balance, if any, to the Borrower or as otherwise required by law.

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and the other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.
8.3.Amendments. The Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents, changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:
(a)without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, extend the expiry date of any Facility LC to a date after the Facility Termination Date, postpone any regularly scheduled payment of principal of any Loan, forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto or increase the amount of the Commitment of any Lender hereunder;
(b)without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders;
(c)without the consent of all of the Lenders, extend the Facility Termination Date, or permit the Borrower to assign its rights under this Agreement;
(d)without the consent of all of the Lenders, amend the definition of “Defaulting Lender”;
(e)without the consent of all of the Lenders, amend Section 6.4 to permit the Borrower to carry on and conduct its business in a substantially different manner or in a substantially different field of enterprise as such business is conducted on the Restatement Date;
(f)without the consent of all of the Lenders, amend Section 12.3 to add any consents, restrictions or limitations on the right of a Lender to assign its Loans or Commitments;
(g)without the consent of all of the Lenders, amend this Section;
(h)without the consent of all of the Lenders, amend Section 11.2 regarding the requirement to share payments with the other Lenders based on the applicable Pro Rata Shares of the Lenders; or
(i)without the consent of all of the Lenders, release any guarantor of any Advance or, except as provided in the Collateral Documents, release all or substantially all of any Collateral.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.
8.4.Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent specifically set forth in such writing. All remedies in the Loan Documents or afforded by law shall be cumulative and shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
9.1.Survival of Representations. All representations and warranties of the Borrower in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the U.S. Bank Fee Letter.
9.5.Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint, and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.Expenses; Indemnification.
(a)The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent, including, without limitation, filing and recording costs and fees, costs of any environmental review (including the costs of internal review of a third party environmental review), charges and disbursements of outside counsel to the Administrative Agent and/or following the occurrence of an Event of Default the allocated costs of in-house counsel incurred from time to time, in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses, including charges and disbursements of outside counsel to the Administrative Agent, the Arrangers, the LC Issuer and the Lenders (determined on the basis of each such counsel’s generally applicable rates, which may be higher than the rates such counsel charges such parties in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, reasonable costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.
(b)The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates and each of their directors, officers, employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, the LC Issuer, any Lender or any affiliate is a party thereto) that any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Substances on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under Section 9.6(a) and (b) shall survive the termination of this Agreement.

9.7.Numbers of Documents. All statements, notices, closing documents and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8.Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect in any material respect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
9.9.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of or in any way related to the Loan Documents or the transactions contemplated thereby.
9.11.Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information that it receives from the Borrower or any Subsidiary in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to its legal counsel, accountants, and other professional advisors or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4. Without limiting Section 9.4, the Borrower agrees that the terms of this Section shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.
9.12.Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.
9.13.Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.14.U.S.A. PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the U.S.A. Patriot Act:
Each Lender that is subject to the requirements of the U.S.A. Patriot Act hereby notifies the Borrower and each Subsidiary that pursuant to the requirements of the U.S.A. Patriot Act, such Lender is required to obtain, verify and record information that identifies such Borrower or Subsidiary, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the U.S.A. Patriot Act.
ARTICLE X
THE ADMINISTRATIVE AGENT
10.1.Appointment; Nature of Relationship. Each Lender hereby appoints U.S. Bank as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders and no obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3.General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent or any its directors, officers, agents or employees, as the case may be.
10.4.No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.
10.5.Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless the Required Lenders request in writing that it take such action. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it is first indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6.Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any employees, agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7.Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document it believes to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent has received notice from such Lender prior to the applicable date specifying its objection thereto.
10.8.Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section shall survive payment of the Obligations and termination of this Agreement.
10.9.Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
10.10.Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise requires, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
10.11.Lender Credit Decision, Legal Representation.
(a)Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arrangers hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or the Arrangers (whether or not in their respective capacity as Administrative Agent or the Arrangers) or any of their Affiliates.
(b)Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
10.12.Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent is so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender appoint any of its Affiliates that is a commercial bank as a successor Administrative Agent hereunder. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
10.13.Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to the U.S. Bank Fee Letter, or as otherwise agreed from time to time.
10.14.Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) that performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15.Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents, all related financing statements and any financing statements, agreements, documents or instruments that are necessary or appropriate to effect the purposes of the Collateral Documents.
10.16.Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments that are necessary or appropriate to effect any releases of Collateral that (a) does not have a fair market value in excess of $1,000,000 individually or in the aggregate in any fiscal year, or (b) all of the Lenders (other than any Defaulting Lender) have approved in writing by the terms hereof or of any other Loan Document or otherwise.
10.17.Other Agents; Arrangers, Etc. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “collateral agent,” “joint arranger,” “lead arranger” or “book manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
11.1.Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”). In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced or defined, or any Event of Default occurs, the Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, the Swing Line Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
11.2.Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts that may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, the Lenders agree to make appropriate further adjustments.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section relates only to absolute assignments and this Section does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender that is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person that made any Loan or that holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the

Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person that made any Loan or that holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person that at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof) shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.Participations.
12.2.1.Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
12.2.2.Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest that would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.
12.2.3.Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
12.3.Assignments.
12.3.1.Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as agreed to by the parties thereto. Each assignment to a Purchaser that is not a Lender, an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
12.3.2.Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the LC Issuer shall be required prior to an assignment of a Commitment becoming effective unless the Purchaser is a Lender with a Commitment. Any consent required under this Section shall not be unreasonably withheld or delayed.
12.3.3.Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless the Administrative Agent waives such fee), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
12.3.4.Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of and principal amounts of the Loans owing to each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
12.4.Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant, Purchaser, other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
12.5.Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).
ARTICLE XIII
NOTICES
13.1.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)if to the Borrower, at its address or telecopier number set forth on its signature page hereof;
(ii)if to the Administrative Agent, at its address or telecopier number set forth on its signature page hereof;

(iii) if to the LC Issuer, at its address or telecopier number set forth on its signature page hereof;
(iv) if to a Lender, at its address or telecopier number set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; EFFECT OF EXISTING AGREEMENTS
14.1.Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when the Administrative Agent has executed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. The Borrower authorizes the Administrative Agent to (i) create electronic images and to destroy paper originals of any imaged documents (and any such images maintained by the Administrative Agent as a part of its normal business processes shall be given the same legal effect as the paper originals) and (b) convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (UETA), with the image of such instruments in the Administrative Agent’s possession constituting an “authoritative copy” under UETA.
14.2.Electronic Execution of Assignments. The words “execution,” “signed” and “signature” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other state laws based on the UETA.

14.3.Effect of Existing Credit Agreement and Existing Security Documents.
(a)Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that obligations of the Borrower incurred under the Existing Credit Agreement, excluding the commitments of the Lenders thereunder, which shall terminate as of the Restatement Date, shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.
(b)Existing Security Documents. The Obligations hereunder are, and continue to be, secured by the security interest granted by the Borrower in favor of the Administrative Agent and the Lenders under the Existing Security Documents, as amended and restated by the Security Agreement.

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15.2.CONSENT TO JURISDICTION. THE BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN MINNEAPOLIS, MINNESOTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MINNEAPOLIS, MINNESOTA.
15.3.WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Peter R. Armbruster
Name:	Peter R. Armbruster
Title:	Vice President

4900 Pennsylvania Avenue
P.O. Box 8903
Cudahy, WI 53110-890

Attention:	Peter Armbruster
	Telephone:	(414) 615-1648
	FAX:	(414) 486-0093
With copies to:
HCI Equity Management, L.P.
80 South 8th Street
Suite 4508
Minneapolis, MN 55402
Attention: Judy Vijums
Telephone: (612) 766-9133
Fax: (612) 332-2012
Greenberg Traurig, LLP
2375 E. Camelback Road
Suite 700
Phoenix, AZ 85016
Attention: Bruce E. Macdonough
Telephone: (602) 445-8305
Fax: (602) 445-8618

Fifth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as LC Issuer and as Administrative
Agent

By:	/s/ Richard A. Clemmerson
Name:	Richard A. Clemmerson
Title:	Vice President

800 Nicollet Mall
Minneapolis, MN 55402

Attention:	Richard A. Clemmerson
	Telephone:	(612) 303-4163
	FAX:	(612) 303-2257
With a copy to:
Dorsey & Whitney, LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55419
Attention: Peter T. Nelson
Telephone: (612) 492-6033
Fax: (612) 677-3326

Fifth Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Tim Curry
Name:	Tim Curry
Title:	Senior Vice President

521 East Morehead Street, Suite 200
Charlotte, NC 28202
	Telephone:	(704) 941-6644

Attention:	SNC Services
	FAX:	(205) 261-7069
Email: sncservices@regions.com

Attention:	Doug Combs
	Telephone:	(704) 941-6671

Fifth Amended and Restated Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Elizabeth Tallmadge
Name:	Elizabeth Tallmadge
Title:	Managing Director

3333 Peachtree Road N.E., 3rd Floor
Mail Code: GA-Atlanta-1761
Atlanta, GA 30326

Attention:	Veronica Dooley
	Telephone:	(404) 439-7384
	FAX:	(404) 588-4407

3333 Peachtree Road N.E., 3rd Floor
Mail Code: GA-Atlanta-2020
Atlanta, GA 30326

Attention:	Christopher Hursey
	Telephone:	(404) 439-7424
	FAX:	(404) 439-7409

Fifth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James A. Gelle
Name:	James A. Gelle
Title:	Vice President

4900 Tiedeman Road
Brooklyn, OH 44144

Attention:	Key Agency Services
Email: KAS_Servicing@KeyBank.com

127 Public Square
Cleveland, OH 44114

Attention:	James Gelle
	Telephone:	(216) 689-3396
	FAX:	(216) 689-4814

Fifth Amended and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Brent Walser
Name:	Brent Walser
Title:	Assistant Vice President

200 West 2nd St., 16th Floor
Winston Salem, NC 27101

Attention:	Beth Cook
	Telephone:	(336) 733-2726
	FAX:	(336) 733-2740

Attention:	Robert M. Searson
	Telephone:	(336) 733-2771
	FAX:	(336) 733-2740

Fifth Amended and Restated Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Sean D. Kelleher
Name:	Sean D. Kelleher
Title:	Vice President

5050 Kingsley Drive
Mail Drop: 1MOC2B
Cincinnati, OH 45227

Attention:	Veronica Galanti
	Telephone:	(513) 358-4344
	FAX:	(513) 358-3480

222 S. Riverside Plaza
Mail Drop: GRVR3B
Chicago, IL 60606

Attention:	Sean D. Kelleher
	Telephone:	(312) 704-4119
	FAX:	(312) 704-4375

Fifth Amended and Restated Credit Agreement

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Isabella Battista
Name:	Isabella Battista
Title:	Director

111 W. Monroe Street, 17W
Chicago, IL 60603

Attention:	Shequitis Booker
	Telephone:	(312) 461-6702
	FAX:	(312) 293-5283

Attention:	Kenneth Kramer
	Telephone:	(312) 461-6378
	FAX:	(312) 293-4044

Fifth Amended and Restated Credit Agreement

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Maria Levy
Name:	Maria Levy
Title:	Vice President

By:	/s/ April Greaves Bryan
Name:	April Greaves Bryan
Title:	Vice President

170 Wood Avenue South
Iselin, NJ 08830

Attention:	Maria Levy
	Telephone:	(732) 476-3563
	FAX:	(732) 476-3567

Attention:	Melissa J. Brown
	Telephone:	(732) 590-6565
	FAX:	(919) 374-9105

Fifth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher Hermann
Name:	Christopher Hermann
Title:	Vice President

411 E. Wisconsin Avenue
Suite 1400
Milwaukee, WI 53202

Attention:	Katarzyna Husak
	Telephone:	(440) 546-6912
	FAX:	(877) 733-1117

6750 Miller Road
Mail Stop LOC BR-YB58-01-P
Brecksville, OH 44141

Attention:	Chris Hermann
	Telephone:	(414) 270-7947
	FAX:	(414) 226-2353

Fifth Amended and Restated Credit Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Lender

By:	/s/ Peter B. Campbell
Name:	Peter B. Campbell
Title:	Associate Managing Director

70 West Madison Street
Chicago, IL 60602

Attention:	Israel Balaguer
	Telephone:	(312) 564-1777
	FAX:	(312) 564-1794
743 N. Water Street
Milwaukee, WI 53202

Attention:	Peter B. Campbell
	Telephone:	(414) 291-7165
	FAX:	(414) 291-7171

Fifth Amended and Restated Credit Agreement

FIRSTMERIT BANK, N.A., as a Lender

By:	/s/ Tim Daniels
Name:	Tim Daniels
Title:	Senior Vice President

222 N. LaSalle Street, Suite 1200
Chicago, IL 60601

Attention:	Specialized Loan Services
	Telephone:	(877) 540-9373
	FAX:	(330) 252-5073

295 FirstMerit Circle, OPC812
Akron, OH 44307

Attention:	Tim Daniels
	Telephone:	(312) 429-3607
	FAX:	(312) 775-4900

Fifth Amended and Restated Credit Agreement

STIFEL BANK & TRUST, as a Lender

By:	/s/ Nathan Yocum
Name:	Nathan Yocum
Title:	Vice President

955 Executive Parkway, Suite 216
St. Louis, MO 63141

Attention:	Michelle Caffery
	Telephone:	(314) 317-6927
	FAX:	(866) 521-6061

Fifth Amended and Restated Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Charlie Corbisiero
Name:	Charlie Corbisiero
Title:	Managing Director

445 S. Figueroa St., 16th Floor
G16-110
Los Angeles, CA

Attention:	Omar Vega
	Telephone:	(213) 236-4020
	FAX:	(213) 627-5582

Fifth Amended and Restated Credit Agreement

BANK OF THE WEST, a California Banking Corporation, as a Lender

By:	/s/ Ole Koppang
Name:	Ole Koppang
Title:	Vice President

250 Marquette Avenue
Minneapolis, MN 55401

Attention:	Ole Koppang
	Telephone:	(612) 359-3600
	FAX:	(612) 339-6362

Fifth Amended and Restated Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Charles Randolph
Name:	Charles Randolph
Title:	Senior Vice President

311 South Wacker Drive, Suite 2590
Mail Code: IL-CH-SW-LPO
Chicago, IL 60606

Attention:	Charles F. Randolph
	Telephone:	(312) 279-2002
	FAX:	(312) 279-2001

Fifth Amended and Restated Credit Agreement

RBS CITIZENS, N.A., as a Lender

By:	/s/ Stephen A. Maenhout
Name:	Stephen A. Maenhout
Title:	Senior Vice President

71 South Wacker Drive
IH2925
Suite 2900
Chicago, IL 60606

Attention:	Stephen A. Maenhout
	Telephone:	(312) 777-3454
Email	stephen.a.maenhout@rbscitizens.com

Fifth Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORP., as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

277 Park Avenue
New York, NY 10172

Attention:	Anna Tarasyuk
	Telephone:	(212) 224-4110
	FAX:	(212) 224-4384

Fifth Amended and Restated Credit Agreement